UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EVENTBRITE, INC.

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Notice of

2021 Annual Meeting of
Stockholders and Proxy
Statement

Return
to live.

Eventbrite, Inc.

22 Cleveland Street

San Francisco, CA 94103

April 28, 2021

Dear Eventbrite Stockholders:

The past year has transformed the events industry. It has tested old norms, prompted deep introspection and brought about real change. But what I’m most proud of in a year full of challenges is that Eventbrite didn’t just sit on the sidelines. We showed up every single day and—alongside our customers—worked to reimagine our business. Our future, as both a business and a global community of event creators and attendees, looks increasingly bright.

Despite restrictions on in-person gatherings, our global community of hundreds of thousands of creators continued to bring people together in inventive ways—from virtual events and drive-ins to other social-distanced experiences. Through all of this, we keep returning to one simple goal: helping our creators succeed. It’s this laser focus that has cemented our position as a crucial platform in an ever-changing industry.

The development of vaccines is setting the stage for the return of in-person gatherings, and ultimately, the recovery of the live events economy. We believe the swift and thoughtful decisions we’ve made over the past year have positioned Eventbrite to emerge from the COVID-19 global pandemic as a much stronger company, driving sustained growth and strong bottom-line results for years to come.

We are pleased to invite you to attend Eventbrite, Inc.’s 2021 Annual Meeting of Stockholders, which will take place online via a live interactive audio webcast on June 9, 2021 at 8:00 a.m. Pacific Time. By hosting our Annual Meeting virtually, we are able to expand access to our global community of stockholders, promote open communication and lower costs.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please be sure to vote. Voting instructions can be found on page 13 of the proxy statement.

On behalf of our Board of Directors and our executive team, thank you for your ongoing support and continued interest in Eventbrite.

Sincerely,

            Julia Hartz

               Co-Founder and Chief Executive Officer

Notice of 2021 Annual Meeting of Stockholders

Date: Wednesday, June 9, 2021

Time: 8:00 a.m. Pacific Time

Place: www.virtualshareholdermeeting.com/EB2021

Record Date: Monday, April 12, 2021

Meeting Agenda:

We are holding our Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:

•

to elect Kevin Hartz, Sean Moriarty and Naomi Wheeless as Class III directors to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
•	to approve, on a non-binding advisory basis, the compensation of our named executive officers; and
•	to transact any other business that may properly come before the Annual Meeting.

Your vote is important. Stockholders of record at the close of business on April 12, 2021 are entitled to notice of and to vote at our Annual Meeting, as set forth in our proxy statement. Whether or not you plan to attend the meeting, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system.

                Julia Taylor

            General Counsel

               April 28, 2021

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to be Held on June 9, 2021: The Notice Regarding the Availability of Proxy Materials is first being mailed on or about April 28, 2021 to stockholders entitled to vote at the Annual Meeting. The proxy statement and the annual report to stockholders are available at www.virtualshareholdermeeting.com/ EB2021.

Special note regarding forward-looking statements

This proxy statement (“Proxy Statement”) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “appears,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this Proxy Statement include, but are not limited to, statements about our environmental, social and corporate governance plans and goals.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors, including those described in our filings with the Securities and Exchange Commission, including our Annual Report Form 10-K for the year ended December 31, 2020. We caution you that the foregoing list may not contain all of the forward-looking statements made in this Proxy Statement. You should not rely upon forward-looking statements as predictions of future events.

All forward-looking statements are based on information and estimates available to us at the time of this Proxy Statement and are not guarantees of future performance. We undertake no obligation to update any forward-looking statements made in this Proxy Statement to reflect events or circumstances after the date of this Proxy Statement or to reflect new information or the occurrence of unanticipated events, except as required by law.

Proxy Statement Summary

This summary highlights selected financial, corporate governance and executive compensation information that is presented in greater detail elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and we encourage you to read the entire Proxy Statement carefully before voting.

About Eventbrite

Eventbrite, Inc. (“Eventbrite,” the “Company,” “we,” “us” or “our”) is a global self-service ticketing and experience technology platform that serves event creators and empowers their success. Our mission is to bring the world together through live experiences, and since inception, we have been at the center of the experience economy, helping to transform the way people organize and attend events.

The global COVID-19 pandemic has tested this mission in unprecedented ways. Even as people around the world follow guidance to practice social distancing, we believe in the enduring human need to connect and feel part of a community. This desire to share ideas, entertain and learn from one another remains as strong as ever. For more than a decade, Eventbrite has been there, meeting this core need and sparking human connection.

We were founded with the vision of building a self-service platform that could enable anyone to create and sell tickets to live experiences. Event creators are our North Star. We have built—and continue to build—our platform to provide them with an intuitive, secure and reliable way to plan and execute their live events and scale their operations. We are still serving that initial vision today. In 2020, we helped more than 650,000 creators issue more than 230 million free and paid tickets across approximately 4.6 million events in nearly 180 countries.

Our Strategy

In the face of the COVID-19 crisis, we leveraged the disruption to the live events industry as an opportunity to hone our strategy for how we approach our market and deliver value to our core customers. We believe this strategy yields a differentiated approach to serving the needs of creators and consumers as live events return.

Our platform’s broad scale enables a unique understanding of event creators and has allowed us to build deep expertise in events. This, combined with our years of experience in building a scalable, self-service product, has enabled us to deliver a differentiated solution to meet the needs of our creators and drive their success, giving them the control and speed that comes with self-service.

Eventbrite 2021 Proxy Statement	Page 1

Our strategy is to focus on frequent event creators who are passion-driven, entrepreneurial and who turn to us for the simplicity and ease with which they can get up and running. These frequent creators host live (virtual and/or in-person) events at least once a month, with an average of fewer than 50 attendees per event. They quickly build their audience, constantly evolve to meet the needs of their community and aim to make a career out of their events-based offering. In 2020, over two-thirds of all ticket fees were generated by these frequent creators, and they hosted five times more paid events than the average paid-event creator.

To grow, we seek to meet our event creators where they are and we focus on building the most intuitive product to help them more quickly grow their audience and scale their business efficiently.

We believe the key to our success will be the rapid development and improvement of our platform. To that end, we’ve made key investments in our engineering team in the last year. In addition to welcoming a seasoned Chief Technology Officer, Vivek Sagi, we welcomed a new VP of Engineering and two Technical Fellows. We will continue to invest in product and development as we support creators in rebuilding their businesses by providing an intuitive product to help them scale effortlessly.

2020 Business Highlights

The COVID-19 pandemic has had a profound impact on event creators, the live events industry and our company. We have been inspired by the fortitude and resourcefulness of our creator community, which has adapted quickly and creatively to an extremely challenging operating environment.

Many Eventbrite creators completely reinvented how they host events and attract audiences. Before March 2020, only 5% of events on Eventbrite were virtual. With restrictions on in-person gatherings, creators needed to quickly pivot. Eventbrite helped them bring more than one million virtual events to life last year by offering seamless integrations with Zoom and Vimeo as well as driving a global audience to these events. People all over the world embraced a new virtual reality to keep their connections alive and to grow personally, from online barre workouts and guitar lessons to quarantine book clubs and virtual tourism.

At the same time, online events were just one way creators kept their businesses going. During the summer, a new trend emerged: the drive-in. In 2020, Eventbrite hosted close to 20,000 drive-in events for more than two million people globally. This included everything from church services to comedy shows to fitness classes to “CarBaret” – that is, cabaret from the quarantined comfort of a car.

Along the way, creators have navigated ever-evolving restrictions on gatherings, implemented new health and safety protocols and overcome financial hardship to bring live experiences to their attendees. Their entrepreneurial spirit has helped unite people safely, at a time when we need connection most.

Eventbrite 2021 Proxy Statement	Page 2

Since the start of 2021, we have felt the growing optimism and pent up demand to gather again. According to Bloomberg, as of April 1, 2021, COVID-19 vaccination campaigns in over 140 countries have administered more than 590 million doses, far exceeding the number of cases confirmed since the start of the pandemic, and paving the way to gather safely in person once again.

2020 Operational Highlights

			nearly
+650K	230M	4.6M	180
creators	free and paid tickets	events	countries

At the outset of the COVID-19 pandemic, we acted quickly to strengthen the company by focusing on our scalable self-service model, reducing ongoing costs by at least $100 million annually and raising capital to help us successfully execute our long-term strategy.

In 2020, we focused on three strategic objectives to prepare for the return of live events:

Delivering an intuitive self-service experience that helps creators get events up and running quickly and confidently	Creating flexible and efficient solutions that address our most active creators’ needs	Offering more ways to drive attendees to Eventbrite creators’ events

• revamped the event preview and publishing experience

•  launched tools to simplify the management of multiple and serial events, sell add-ons, and offer promotions and discounts

•  introduced a new creator calendar to make it easier to manage portfolios of events

• enhanced our email campaigns tool • acquired ToneDen, a self-service social-marketing platform loved by independent event creators

These and other initiatives have helped more than half a million creators navigate the pandemic and prepare for the return of in-person events. They have also helped to cement Eventbrite in creators’ minds as an enduring, comprehensive, and robust platform for live events.

Eventbrite 2021 Proxy Statement	Page 3

2020 Financial Highlights

The COVID-19 pandemic had a significant negative impact on our financial results in 2020. Although we have seen our revenue partially recover since March 2020, particularly as we saw live events return in some countries outside the United States where COVID-related mandates eased or ended, our net revenue and paid ticket volume remained well below historic averages as we closed out 2020.

•	Our 2020 net revenue fell to $106 million, a 67.8% decrease from the prior year, driven primarily by a reduction in paid ticket volume resulting from the effects of the COVID-19 pandemic.
•	Paid ticket volume decreased by 57.0% from 2019 to 2020, from 109.4 million paid tickets in 2019 to 47.1 million paid tickets in 2020.
•

Our 2020 operating expenses were $242.0 million, a 10% decrease from 2019, resulting primarily from the expense savings initiatives we announced in April 2020. Excluding COVID-19 related items, operating expenses were $180.2 million in 2020, a 33% year-over-year reduction.

•	Our 2020 gross profit was $43.7 million, a 78% decrease from $197.7 million in 2019, largely reflecting the year-to-year decline in revenue associated with the global COVID-19 pandemic.
•	Net loss for 2020 was $224.7 million as compared to $68.8 million for the full year 2019.
•

Adjusted EBITDA was a loss of $134.1 million in 2020, down from a loss of $5.6 million in 2019. See “Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Ready for the Recovery

As vaccine distribution and virus containment set the stage for the return of in-person gatherings, the recovery of the live events economy is coming more clearly into view.

To assist with recovery efforts related to the pandemic, we have helped schedule over one million vaccine registrations across 9 countries and 40 U.S. states. Vaccine distribution has been the biggest and most important “event” of the year and thousands of organizations are leveraging Eventbrite because it’s easy, flexible and fast. The platform is not only contributing positively to vaccine distribution efforts but also hosting events that re-connect communities after a year apart.

Our COVID-19 Global Support Strategy

The global COVID-19 pandemic transformed life as we knew it and disrupted in-person events and gatherings over the past 12 months. Eventbrite rose to that challenge to support the live events community and help reinvent the industry alongside our creators.

Flexing our refund policy and offering credits to future events

At the very outset of the pandemic, we made changes to our refund policy to offer event creators more flexibility, including giving creators the option to offer gift cards and credits valid for future events.

Eventbrite 2021 Proxy Statement	Page 4

Advocating on behalf of creators for live events industry relief

Eventbrite’s creators bring people together, while driving small business growth and adding immeasurable value to the social and cultural fabric of their communities. They are self-employed, sole proprietors and small businesses who use Eventbrite to earn income, and the impact of COVID-19 has been devastating to them.

Throughout 2020, we advocated for creators to ensure that the future of live experiences was a top priority for U.S. lawmakers. We mobilized our creator community to support federal relief programs created by the CARES Act, which established the Paycheck Protection Program (PPP).

Eventbrite was also an early supporter and partner to the National Independent Venue Association (NIVA), whose mission is to preserve and nurture the ecosystem of independent venues and promoters throughout the United States. After months of lobbying by NIVA, Congress passed a COVID-19 relief bill that included $15 billion in grants to eligible live music operators and promoters, live performing arts organizations, comedy clubs, museums, movie theaters and talent representatives.

Eventbrite has also made a donation to NIVA to support their work in 2021 and continues to push for relief on behalf of event producers around the world.

Helping creators pivot their businesses to virtual

Eventbrite hosted nearly 5 million events in 2020; one-third of which were virtual as the live event community embraced online experiences to keep connection alive. Over the past 12 months, we’ve helped hundreds of thousands of creators reach new global audiences virtually and create new revenue at a time when they needed it most.

Helping to navigate the safe return to in-person experiences

To help navigate the return of in-person gatherings, we created a COVID-19 Safety Playbook for Events in collaboration with risk management and health experts from The Chertoff Group, and informed by guidance from the World Health Organization and the Center for Disease Control. Eventbrite is committed to giving creators confidence and attendees comfort in the safety of live events as the world begins to reopen and gather again.

Our Social Impact Strategy

In 2019, we launched our social impact initiative to cultivate deeper connections with one another, our communities and the planet. We set a multi-year three-pronged strategy to help us achieve the positive social and environmental impact we want to have on the world while furthering our business objectives.

Our Vision: To amplify the power of connection through live experiences.

Eventbrite 2021 Proxy Statement	Page 5

Strategic Initiative	2020 Goals	2020 Progress	2021 Goals
Lift Up One Another: Belonging

Stated objective of 78% of employees attributing higher job satisfaction to their participation in our Social Impact programs

Stated objective of 65% of global employees participating in activities that create connections

We rolled out the Community Engagement Time Off (CETO) program. This initiative empowers full-time global Britelings to use paid time off to expand their understanding, advocacy and engagement for social justice in our communities.

• Held one global “No Meeting Day” to encourage Britelings to vote and work the polls or use CETO

• While we did not track whether high job satisfaction was directly attributable to participation in our Social Impact programs generally, in an internal survey of Britelings who participated in the CETO program, 88% of participants surveyed said the CETO program increased their satisfaction for their job at Eventbrite

• 74% of CETO participants surveyed said their participation increased their sense of belonging at Eventbrite

Based on the events of 2020, we pivoted our focus of our employee program from “creating connection” to focus on social justice. Of Britelings who participated in our CETO events and completed a survey, 85% said their participation advanced social, economic or political inclusion.

We plan to strengthen and expand our CETO program (i) by creating more accessible and recurring group opportunities for employees to get involved; and (ii) through new relationships with global organizations focused on connecting racial and gender minorities to jobs and mentorships in the tech sector.

Our goal is to increase the percentage of CETO participants surveyed who say their participation increases their sense of belonging at Eventbrite to 79%

Eventbrite 2021 Proxy Statement	Page 6

Strategic Initiative	2020 Goals	2020 Progress	2021 Goals
Lift Up Our Communities: Safety Awareness

Provide access to resources, financial relief, and community support to creators whose events are impacted by public health and safety concerns

Offer online safety education to creators in North America, Spain, Netherlands, Germany, UKI and Australia

Provide public health and safety resources to creators

To help creators navigate the return of their in-person events, we created Eventbrite’s COVID-19 Safety Playbook for Events including new safety policies and procedures.

• Partnered with risk management and health experts for credibility and thought leadership

• Launched five playbooks with localized resources in AU, IE, UK, US and NZ

• Based on an internal survey, 86% of creators who accessed the playbook and responded to the survey equated the resources to increased trust and loyalty with Eventbrite

We supported our U.S. event community impacted by COVID-19 through policy advocacy and education on economic stimulus and relief programs for small businesses.

• Engaged our creator community in advocacy for the Save Our Stages / Shuttered Venue Operator Grant program alongside our partners at the National Independent Venue Association

• Lobbied Congress and the White House to pass the Paycheck Protection Act program and joined a group of peer companies in advocacy efforts to enhance program flexibility

• Created a COVID-19 financial resource hub for creators to learn more about financial relief programs.

We intend to continue to provide health and safety resources that address new COVID-19 variants, developments in science and how vaccine adoption and local policies and procedures will play a role in safe gathering.

Our goal is to increase the percentage of creators who access our safety playbook (and respond to the survey) and equate the resources to increased trust and loyalty with Eventbrite to 89%

Eventbrite 2021 Proxy Statement	Page 7

Strategic Initiative	2020 Goals	2020 Progress	2021 Goals
Lift Up Our Planet: Sustainability	Stated objective of directing 70% of our philanthropic dollars to sustainability, disaster relief and recovery initiatives Stated objective of 91% of employees participating in our giving program

We directed 70% of our philanthropic dollars to disaster relief and recovery in order to alleviate hardship among employees, creators and communities affected by disasters.

• Through the use of our disaster response policy, which outlines how Eventbrite will respond charitably to disasters and support recovery through cash and in-kind services, we provided financial relief towards humanitarian aid and community rebuilding for January’s Australia bushfires, March’s Tornadoes in Tennessee and the California wildfires in August

While we did not track the number of Britelings who participated in our giving program:

• Britelings made over 300 donations to over 120 organizations supporting equality, justice and social change

• Approximately 1/3 of Britelings voted for where the company should direct its Giving Tuesday donations

We plan to establish a baseline and define a key performance indicator for office sustainability

Eventbrite 2021 Proxy Statement	Page 8

Sustainable Development Goals Alignment

Our social impact strategy draws upon the 17 Sustainable Development Goals (SDGs), adopted by all United Nations Member States, which are a blueprint to build a better world for people and our planet by 2030. We identified for extra focus those SDGs where Eventbrite is most suited to make a significant impact, including:

•

SDG Goal 3: “Ensure healthy lives and promote well-being for all at all ages.” Amplifying the power of connection addresses a key health concern. The mental and physical effects of loneliness are tied to risks of mortality with studies indicating general community samples with strong social relationships are likely to remain alive longer than similar individuals with poor social relations regardless of participants’ age or socioeconomic status.

•

SDG Goal 11: “Make cities and human settlements inclusive, safe, resilient and sustainable.” Our key initiatives will address one of the goal’s targets to “substantially increase the number of cities and human settlements adopting and implementing integrated policies and plans towards inclusion, resource efficiency, mitigation and adaptation to climate change, and resilience to disasters.”

Diversity, Equity and Inclusion

At Eventbrite, we believe in the value of fostering diversity, equity and inclusion through evidence-based practices across our organization. Doing so is better for the world, and better for Eventbrite.

Eventbrite 2021 Proxy Statement	Page 9

In June 2020, we launched repeatable and measurable commitments to Diversity, Equity and Inclusion at the Company. Our commitments are the following:

Commitment #1: Hire and retain a more diverse, equitable and inclusive team

At the executive and board level, we are working to diversify both areas with a focus on non-white and intersectional and other diverse backgrounds. At the global Eventbrite team level, we strive to exceed the average representation of female and underrepresented ethnicities in tech. We are also committed to paying and promoting female and ethnically underrepresented Britelings at an equal rate to their majority peers. In Q3 2020, we added two world class leaders to Eventbrite: Vivek Sagi, our Chief Technology Officer, and Naomi Wheeless, an independent director on our Board. We also conducted a formal pay equity review in Q4 2020, which generally reflected that we pay our employees equitably. Since launching this commitment, we have increased our percentage of ethnically-underrepresented Britelings as well as the day-to-day engagement of our female and underrepresented Britelings.

Commitment #2: Provide resources to cultivate a culture of inclusion

We commit to developing workshops and learning opportunities for all employees aimed at increasing inclusion at Eventbrite. In Q4 2020, we hosted a series of monthly programs covering topics across the spectrum of inclusion. We hope to continue reviewing and refining this commitment in 2021 to ensure we are making meaningful progress.

Commitment #3: Support social justice on the Eventbrite platform and beyond

We commit to using our platform and marketing channels to amplify creators and attendees who represent diversity across gender, race and ethnicity, and to promote racial and social justice, equality, equity and civic action. For example, in June 2020, we leveraged our platform to create a curated event collection to highlight events related to racial equity, such as online workshops on anti-racism and allyship. This collection expanded our creators’ reach, message and impact, garnering over 280,000 collection page views.

Further, we commit to evaluating and prioritizing diversity in our vendors to ensure that we partner with companies that operate with similar goals as outlined in this commitment. In August 2020, we joined a coalition of companies to understand how our partners invest in diversity, equity and inclusion. As a first step, the coalition asked its mutual key suppliers to complete a confidential survey asking for data on the representation, recruitment, retention and advancement of women, racial minorities and LGBTQ individuals in their employee base and among leadership. We plan to extend this survey to additional partners in 2021.

In July 2020, we partnered with HeadCount, a non-partisan organization that registers voters at events, to launch Ticket To Vote, a program designed to enhance voter turnout in the U.S. Presidential Election. This partnership allowed event creators to provide attendees with voter registration information when buying tickets to events. We furthered our commitment to a fair and equal democracy in early 2021 by signing on to a joint statement encouraging lawmakers to support the John Lewis Voting Rights Advancement Act.

Eventbrite 2021 Proxy Statement	Page 10

In March 2021, we joined over 190 supporters from across the business community as an anchor signatory in supporting the PL+US Campaign for Paid Family and Medical Leave. This took the form of a joint letter to Congress advocating for a national framework on paid family and medical leave policy. Our support is rooted in Eventbrite’s experience of offering and championing paid family leave as a core Briteling benefit, and our belief that a federal program for paid family and medical leave can advance gender and racial equity, stem the historic tide of women leaving the workforce and provide low-wage earners the time they need to care for themselves and their families.

Leadership and Corporate Governance

Executive Team

We believe we have built a strong and effective executive team, with a diversity of experience and depth of expertise. With a combined tenure of more than 40 years of operating in a C-level capacity at companies comparable to ours, we believe this team has the breadth and depth to set strategic vision and make critical decisions that will benefit the business for the long-term.

Our executive officers are:

•	Julia Hartz, Co-Founder and Chief Executive Officer
•	Lanny Baker, Chief Financial Officer
•	Vivek Sagi, Chief Technology Officer

Director Nominees and Continuing Directors

The following table provides summary information about each of our director nominees and continuing directors. Please see pages 21 to 38 for more information.

Name	Age	Eventbrite Director Since	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Nominees for election at the 2021 Annual Meeting (Class III)

Kevin Hartz	51	2005	No

Sean Moriarty	51	2010	Yes	∎

Naomi Wheeless	39	2020	Yes			∎

Directors continuing in office until the 2022 Annual Meeting (Class I)

Roelof Botha	47	2009	Yes		∎

Jane Lauder	47	2018	Yes			∎

Steffan Tomlinson	49	2016	Yes

Directors continuing in office until the 2023 Annual Meeting (Class II)

Katherine August-deWilde	73	2016	Yes		∎

Julia Hartz	41	2016	No				Chair ∎ Member
Helen Riley	45	2018	Yes	∎

Eventbrite 2021 Proxy Statement	Page 11

Corporate Governance Strengths

We believe that effective corporate governance practices are essential to a well-run business and should be tailored to a company’s operations. We strive to implement thoughtful corporate governance practices that are aligned with our business and the long-term interests of our stockholders.

Our corporate governance practices include:

•	split Chief Executive Officer and Chairman roles
•	except for our Chief Executive Officer and Chairman, all directors on the Board of Directors (“Board”) are independent
•	all Board committee members are independent
•	regular executive sessions of independent directors
•	a diverse Board of sophisticated and engaged directors with different areas of relevant expertise
•	an active role in risk management oversight by our Board
•	annual Board and committee self-evaluations overseen by the Nominating and Corporate Governance Committee
•	robust Code of Business Conduct and Ethics applicable to directors, officers and employees
•

periodic reviews of our corporate governance structure, including committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics, to ensure they are appropriate for a company of our size and stage of development

•	rigorous management evaluation process
•	Compensation Committee oversight of executive succession planning
•	policy of no hedging or pledging of Eventbrite securities for current employees and directors

Eventbrite 2021 Proxy Statement	Page 12

Voting and Meeting Information

What is the purpose of this Proxy Statement?

We are furnishing this Proxy Statement to you because the Board of Directors (“Board”) of Eventbrite, Inc. (“Eventbrite,” “we,” “us” or “our”) is inviting you to vote by soliciting your proxy at our 2021 Annual Meeting of Stockholders (“Annual Meeting”) which will take place online on June 9, 2021 at 8:00 a.m. Pacific Time.

This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this Proxy Statement.

The approximate date we are first sending the Notice of Annual Meeting and accompanying proxy materials to stockholders, or sending a Notice Regarding the Availability of Proxy Materials and posting the proxy materials is April 28, 2021.

What matters are being voted on at the Annual Meeting?

You are being asked to vote on:

•	the election of three Class III directors to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified;
•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021;
•	a non-binding advisory vote to approve the compensation of our named executive officers (the “Say-on-Pay Vote”); and
•	any other business as may be properly brought before the Annual Meeting.

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

•	“FOR” the election of Kevin Hartz, Sean Moriarty and Naomi Wheeless as Class III directors;
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
•	“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers.

Who is entitled to vote?

Holders of either class of our common stock as of the close of business on April 12, 2021, the record date for the Annual Meeting (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 73,117,941 shares of our Class A common stock and 20,467,083 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this Proxy Statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors.

Eventbrite 2021 Proxy Statement	Page 13

Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this Proxy Statement as our “common stock.”

Registered Stockholders

If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice of Annual Meeting (“Notice”) was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders

If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

What do I need to be able to attend the Annual Meeting online?

We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/EB2021. The webcast will start at 8:00 a.m. Pacific Time on June 9, 2021. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice, on your proxy card or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www. proxyvote.com.

How many votes are needed to approve each proposal?

Proposal One

The election of directors requires a plurality of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” such nominees are elected as directors. As a result, any shares not voted “FOR” a particular nominee, whether as a result of stockholder abstention or a broker non-vote (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

Eventbrite 2021 Proxy Statement	Page 14

Proposal Two

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal Three

The approval, on a non-binding advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is the quorum requirement?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote on the Record Date will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

1.	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 8, 2021 (have your Notice or proxy card in hand when you visit the website);
2.	by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 8, 2021 (have your Notice or proxy card in hand when you call);
3.	by completing and mailing your proxy card (if you received printed proxy materials); or
4.	by Internet during the Annual Meeting. Instructions on how to attend and vote at the Annual Meeting are described at www.virtualshareholdermeeting.com/EB2021.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on June 8, 2021. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you are a street name stockholder, please follow the instructions from your broker, bank or other nominee to vote by Internet, telephone or mail. Street name stockholders may not vote via the Internet at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks or other nominees.

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Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	notifying our Corporate Secretary, in writing, at Eventbrite, Inc., 22 Cleveland Street, San Francisco, California 94103 before the vote is counted;
•	voting again using the telephone or Internet before 11:59 p.m. Eastern Time on June 8, 2021 (your latest telephone or Internet proxy is the one that will be counted); or
•	attending and voting during the Annual Meeting. Simply logging into the Annual Meeting will not, by itself, revoke your proxy.

If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank or nominee.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board. Julia Hartz, Lanny Baker and Julia Taylor have been designated as proxy holders by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares represented by proxies will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares represented by proxies. If the Annual Meeting is adjourned, the proxy holders can vote the shares represented by proxies on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is the effect of abstentions and broker non-votes?

Votes withheld from any nominee, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have the same effect as a vote “against” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and the Say-on-Pay Vote.

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Absent direction from you, your broker will not have discretion to vote on Proposal One (election of directors) or Proposal Three (Say-on-Pay Vote), which are “non-routine” matters.

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Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 1, 2021 (“2020 Annual Report”), primarily via the Internet. On April 28, 2021, we mailed to our stockholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting and how to request printed copies of the proxy materials and 2020 Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K within four business days after they become available.

Who are proxies solicited for the Annual Meeting?

Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2022 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 29, 2021. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Eventbrite 2021 Proxy Statement	Page 17

Eventbrite, Inc.

Attention: Corporate Secretary

22 Cleveland Street

San Francisco, California 94103

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. Please see below for information regarding how to obtain a copy of our amended and restated bylaws.

To be timely for the 2022 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 12, 2022; and
•	not later than March 14, 2022.

In the event that we hold the 2022 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

Holders of our common stock may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Information Regarding the Board and Corporate Governance—Director Nomination Process—Stockholder Recommendations and Nominees.”

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In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Why is this Annual Meeting being held virtually?

We are excited to embrace the latest technology to provide ease of access, real-time communication and cost savings for our stockholders and our company. Hosting a virtual meeting provides easy access for our stockholders and facilitates participation because stockholders can participate from any location around the world.

You will be able to participate in the Annual Meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/EB2021. You will also be able to vote your shares electronically prior to or during the Annual Meeting.

Who pays for the cost of this proxy solicitation?

We pay the entire cost of preparing and distributing these proxy materials. In addition, we may reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

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Proposal No. 1 | Election of Directors

Our Board has nine members. In accordance with our amended and restated certificate of incorporation, our Board is divided into three staggered classes of directors, with one class elected each year at the annual meeting of stockholders for a term of three years. At the Annual Meeting, three Class III directors are standing for election for a term that will expire in 2024.

The Board has nominated Kevin Hartz, Sean Moriarty and Naomi Wheeless for election as Class III directors at the Annual Meeting.

Each director is elected by a plurality of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on this proposal. The three director nominees receiving the highest number of “FOR” votes will be elected to hold office until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal.

Each of the nominees is a current Class III director and member of our Board and has consented to serve, if elected. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director. If, however, any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our independent Board members present at the meeting. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our Board. Our Board may fill such vacancy at a later date or reduce the authorized size of our Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

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Information Regarding Director Nominees and Current Directors

The biographies of each of the nominees above and continuing directors contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of our Company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Nominees for Election to a Three-Year Term Expiring at the 2024 Annual Meeting of Stockholders

Kevin Hartz Chairman of Eventbrite Board Co-founder and CEO of A* Age: 51 Eventbrite Director Since: 2005 Independent Director: No

Mr. Hartz co-founded our Company and has served as Chairman of our Board since August 2018 and has served on our Board since October 2005. Mr. Hartz is the co-founder and chief executive officer of A*. A* is an investor and a sponsor of several special purpose acquisition companies focused on the technology industry. From September 2016 until June 2018, Mr. Hartz served as a partner and entrepreneur in residence at Founders Fund, a venture capital investment fund. From October 2005 to September 2016, Mr. Hartz served as our Chief Executive Officer. From 2001 to 2015, Mr. Hartz co-founded and held various roles at Xoom Corporation, a publicly-traded payments processing company that was sold to PayPal in 2015, including serving as its chief executive officer from 2001 to 2005 and director from 2001 to 2015. Mr. Hartz holds a Masters of Studies degree in History from Oxford University and a Bachelor of Arts and Science in History and Applied Earth Science from Stanford University.

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We believe that Mr. Hartz is qualified to serve as a member of our Board based on the perspective and experience he brings as our co-founder and former chief executive officer and his experience serving on a public company board.

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Sean Moriarty

CEO of Leaf Group

Age: 51

Eventbrite Director Since: 2010

Committee Membership: Audit Committee, Compensation Committee (Chair)

Independent Director: Yes

Other Public Company Boards: Leaf Group

Mr. Moriarty has served on our Board since January 2010. Since August 2014, Mr. Moriarty has served as the chief executive officer and as a member of the board of directors of Leaf Group, a publicly-traded diversified media platform company. Mr. Moriarty previously served as the chief executive officer of Saatchi Online, which operated Saatchi Art, an online art gallery, from August 2013 to August 2014, prior to its acquisition by Leaf Group. From 2009 to 2012, Mr. Moriarty was an entrepreneur in residence at Mayfield Fund, a venture capital firm. From 2007 to 2009, Mr. Moriarty was president and chief executive officer of Ticketmaster, a live entertainment ticketing and marketing company, and he held various other positions at Ticketmaster from 2000 to 2006, including executive vice president, technology and chief operating officer. Mr. Moriarty served on the Ticketmaster board of directors from 2008 to 2009. Mr. Moriarty attended graduate school at Boston University and the University of South Carolina and holds a Bachelor of Arts in English from the University of South Carolina.

››	We believe that Mr. Moriarty is qualified to serve as a member of our Board due to his executive experience at Ticketmaster and his breadth of leadership experience.

Naomi Wheeless Global Head of Customer Success at Square Age: 39 Eventbrite Director Since: 2020 Committee Membership: Nominating and Corporate Governance Committee Independent Director: Yes

Ms. Wheeless has served on our Board since September 2020. Since 2017, Ms. Wheeless has served as the Global Head of Customer Success at Square, a publicly-traded company that provides payments, financial and marketing services. From August 2014 to August 2017, Ms. Wheeless served as the Senior Vice President of Operations at Capital One, a financial holding company. Ms. Wheeless also previously served on the board of directors of two non-profit organizations. Ms. Wheeless holds a Master of Business Administration from American Intercontinental University and a Bachelor of Science from the Ohio State University.

››	We believe that Ms. Wheeless is qualified to serve as a member of our Board due to her leadership experience in customer success at a payments-based technology company.

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Directors Continuing in Office Until the 2022 Annual Meeting of Stockholders

Roelof Botha

Eventbrite Lead Independent Director

Managing Member, Sequoia Capital

Age: 47

Eventbrite Director Since: 2009

Committee Membership: Compensation Committee

Independent Director: Yes

Other Public Company Boards: MongoDB, Square, Unity Software, Natera

Mr. Botha has served on our Board since October 2009. Since January 2003, Mr. Botha has served in various positions at Sequoia Capital, a venture capital firm, including as a Managing Member since 2007. From 2000 to 2003, Mr. Botha served in various positions at PayPal, a payment processing and financial services company, including as chief financial officer. Mr. Botha has served on the board of directors of MongoDB, a publicly-traded general purpose database platform, since 2013, Square, Inc., a publicly-traded company that provides payments, financial and marketing services, since 2011, Unity Software, Inc., a publicly-traded company that provides a 3D and VR content development platform, since 2009, and Natera, a publicly-traded genetic testing company, since 2007. He also currently serves on the board of directors of a number of privately-held companies. Mr. Botha previously served on the board of directors of Xoom Corporation from May 2005 until its acquisition by PayPal in 2015. Mr. Botha holds a Master of Business Administration from the Stanford University Graduate School of Business and a Bachelor of Science in Actuarial Science, Economics and Statistics from the University of Cape Town.

››	We believe that Mr. Botha is qualified to serve as a member of our Board due to his knowledge of the technology industry and experience serving on the boards of directors of public companies.

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Jane Lauder

EVP of Marketing and Chief Data Officer at The Estée Lauder Companies

Age: 47

Eventbrite Director Since: 2018

Committee Membership: Nominating and Corporate Governance Committee

Independent Director: Yes

Other Public Company Boards: The Estée Lauder Companies

Ms. Lauder has served on our Board since November 2018. Since July 2020, Ms. Lauder has been the EVP of Marketing and Chief Data Officer at The Estée Lauder Companies. From April 2014 to June 2020, Ms. Lauder was the Global Brand President of Clinique, a skincare and cosmetics brand owned by The Estée Lauder Companies. Immediately prior to that, Ms. Lauder served as Global President, General Manager of the Origins, Ojon and Darphin brands of Estée Lauder. From July 2008 until July 2010, Ms. Lauder served as Senior Vice President/General Manager of the Origins brand. Ms. Lauder began her career with Estée Lauder in 1996 at Clinique and served in various positions at Estée Lauder until July 2006, when she became Senior Vice President, Global Marketing for Clinique. Since 2009, she has served on the board of directors of The Estée Lauder Companies. Ms. Lauder holds a Bachelor of Arts in History from Stanford University.

››	We believe that Ms. Lauder is qualified to serve as a member of our Board because of her management and leadership experience and experience serving on the board of directors of a public company.

Steffan Tomlinson CFO of Confluent Age: 49 Eventbrite Director Since: 2016 Committee Membership: Audit Committee (Chair) Independent Director: Yes Other Public Company Boards: Cornerstone OnDemand

Mr. Tomlinson has served on our Board since February 2016. He currently serves as chief financial officer of Confluent, a cloud-based data management platform. From April 2019 to June 2020, he served as chief financial officer of Google Cloud, an Alphabet company. From February 2012 to March 2018, Mr. Tomlinson served as chief financial officer of Palo Alto Networks, a publicly-traded cyber security company. From September 2011 to January 2012, Mr. Tomlinson served as chief financial officer at Arista Networks, a provider of cloud networking solutions. From April 2011 to September 2011, Mr. Tomlinson was a partner and chief administrative officer at Silver Lake Kraftwerk, a private investment firm.

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From 2005 to 2011, Mr. Tomlinson served as chief financial officer at Aruba Networks, a provider of intelligent wireless LAN switching systems. Since May 2017, Mr. Tomlinson has served on the board of directors of Cornerstone OnDemand, a publicly-traded company providing cloud-based learning and talent management solutions. He also previously served on the boards of directors of Qlik Technologies, a publicly-traded data analytics platform, from 2013 to 2016. Mr. Tomlinson holds a Master of Business Administration from Santa Clara University and a Bachelor of Arts in Sociology from Trinity College.

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We believe that Mr. Tomlinson is qualified to serve as a member of our Board and Chair of our Audit Committee due to his background as a member of the board of directors and audit committee of other public companies and his financial and accounting expertise from his experience as chief financial officer of publicly-traded companies.

Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders

Katherine August-deWilde

Vice Chair of First Republic Bank

Age: 73

Eventbrite Director Since: 2016

Committee Membership: Compensation Committee, Nominating and Corporate Governance Committee (Chair)

Independent Director: Yes

Other Public Company Boards: Sunrun, TriNet Group

Ms. August-deWilde has served on our Board since February 2016. Ms. August-deWilde is currently the Vice Chair of First Republic Bank, a commercial bank specializing in private banking, business banking and wealth management, a position she has held since the beginning of 2016. Ms. August-deWilde has served as an executive at First Republic Bank since 1985 and previously served as chief operating officer from 1993 to 2014 and president from 2007 to 2015. Ms. August-deWilde has served on the board of directors of First Republic Bank since 1988, Sunrun, a publicly-traded solar panel and energy company, since 2016, and TriNet Group, a publicly-traded human resources software solution company, since 2013. She also currently serves on the board of directors of a number of privately-held companies. Ms. August-deWilde is currently a member of the Board of Directors of Tipping Point Community. Ms. August-deWilde holds a Master of Business Administration from the Stanford Graduate School of Business and a Bachelor of Arts in History from Goucher College.

››	We believe that Ms. August-deWilde is qualified to serve as a member of our Board due to her leadership experience and experience serving on the boards of directors of public companies.

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Julia Hartz Co-founder and CEO of Eventbrite Age: 41 Eventbrite Director Since: 2016 Independent Director: No

Ms. Hartz co-founded our Company and has served as our Chief Executive Officer and a member of our Board since April 2016. From 2006 to April 2016, Ms. Hartz served as our President, focusing on marketing, finance, customer support and employee experience. From 2001 to 2005, Ms. Hartz served in various series development positions at FX Networks and MTV Networks. Ms. Hartz is currently a member of the boards of directors of Four Seasons and UCSF. Ms. Hartz holds a Bachelor of Arts in Telecommunications from Pepperdine University.

››	We believe that Ms. Hartz is qualified to serve as a member of our Board based on the perspective and experience she brings as our co-founder and Chief Executive Officer.

Helen Riley CFO of X, an Alphabet company Age: 45 Eventbrite Director Since: 2018 Committee Membership: Audit Committee Independent Director: Yes

Ms. Riley has served on our Board since July 2018. Since 2014, Ms. Riley has served as the chief financial officer at X, a research and development company and subsidiary of Alphabet, a publicly-traded multinational conglomerate. From 2011 to 2013, Ms. Riley was the senior finance director of global marketing and global general and administration at Google, an Alphabet company. From 2013 to 2015, Ms. Riley was a finance director at Google, and she held various other positions in finance at Google from 2003 to 2012. Ms. Riley currently serves on the board of directors of WildAid, a wildlife conservation non-profit, and the board of directors of Marqueta, a private payment solutions company. Ms. Riley holds a Master of Business Administration from the Harvard Business School and a Bachelor of Arts in Philosophy, Politics and Economics and a Master of Arts from the University of Oxford.

››	We believe that Ms. Riley is qualified to serve as a member of our Board due to her knowledge of global finance and experience advising technology companies.

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Director Skills Matrix

We believe that our Directors possess the relevant skills and experience necessary to establish a well-functioning Board that effectively oversees our strategy and management.

Director Skills and Experience	Kevin Hartz	Sean Moriarty	Naomi Wheeless	Roelof Botha	Jane Lauder	Steffan Tomlinson	Katherine August- deWilde	Julia Hartz	Helen Riley

Board leadership as a board chair, lead director or committee chair

Financial expertise as a finance executive or CEO

Operating experience as an executive or consultant

Growth Company experience scaling small-to mid cap companies

International experience across various geos

P&L Experience at Scale as an executive or consultant

Eventbrite 2021 Proxy Statement	Page 27

Information Regarding the Board and Corporate Governance

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of our Board are separated. Kevin Hartz, one of our co-founders, serves as the Chairman of our Board, presides over meetings of our Board and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our Board. Our Board believes that separating these roles is appropriate as it allows us to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance.

Our Board has adopted Corporate Governance Guidelines that provide that one of our independent directors will serve as our Lead Independent Director. Our Board has appointed Roelof Botha to serve as our Lead Independent Director. As Lead Independent Director, Mr. Botha presides over periodic meetings of our independent directors, serves as a liaison between the Chairman of our Board and the independent directors and as a liaison between our Chief Executive Officer and the rest of the Board, and performs such additional duties as our Board may otherwise determine and delegate.

Board Diversity

In identifying and evaluating candidates for the Board, the Nominating and Corporate Governance Committee considers the diversity of the Board, which includes diversity of skills, experience and backgrounds as well as ethnic and gender diversity. We believe that our Board nominees reflect an appropriate mix of skills, experience and backgrounds, and strike the right balance of tenured and newer directors.

Board Oversight of Risk

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks our Company faces, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our Board believes that open communication between management and our Board is essential for effective risk management and oversight. Our Board meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our Board, where, among other topics, they discuss strategy and risks facing our company, as well at such other times as they deemed appropriate.

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While our Board is ultimately responsible for risk oversight, our Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk. For example:

•

the full Board oversees the management of risk related to our business strategy and operations, receives risk reports from our management team and committees and evaluates the risks inherent in significant transactions;

•

our Audit Committee oversees the management of risks associated with financial reporting and disclosure controls and procedures, legal and regulatory compliance, financial exposure and risks associated with internal controls over financial reporting, liquidity, privacy and cyber security;

•	our Nominating and Corporate Governance Committee oversees the management of risks associated with Board organization, membership and structure and corporate governance; and
•	our Compensation Committee oversees the management of risks associated with our compensation programs, plans, policies and practices for named executive officers and other employees.

Director Independence

Our Board assesses the independence of each of our directors at least annually, and has determined that other than Mr. and Ms. Hartz, all current directors and director nominees are independent in accordance with the listing standards of the New York Stock Exchange and the applicable rules and regulations of the SEC. Ms. Hartz is not considered independent because she is our Chief Executive Officer, and Mr. Hartz is not independent because he is married to Ms. Hartz and is our former Chief Executive Officer. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

In addition, the Board has determined that each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent and, in the case of the Audit Committee and the Compensation Committee, meets the heightened independence requirements applicable to each such committee in accordance with the listing standards of the New York Stock Exchange and the applicable rules and regulations of the SEC.

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Board Meetings

Our Board met 18 times during 2020. Each director attended at least 75% of the total number of 2020 meetings of the Board and of each Committee on which he or she served. We encourage all directors and director nominees to attend the Annual Meeting; however, attendance is not mandatory. All of our directors attended the 2020 Annual Meeting of Stockholders.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Members of these committees serve until their resignation or until as otherwise determined by our Board. Each committee operates under a written charter adopted by the Board, which is available at https://investor.eventbrite.com/. The composition and primary responsibilities of each of these committees is described below.

  Audit Committee

Members(a):	The Audit Committee’s primary duties include:

Sean Moriarty Helen Riley Steffan Tomlinson (Chair; Financial Expert) Meetings in fiscal 2020: 9

• selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

• evaluating the independence and performance of the independent registered public accounting firm;

• discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations;

• developing procedures for employees to submit complaints and concerns anonymously about questionable accounting or audit matters;

• reviewing our policies on risk assessment and risk management;

• reviewing related party transactions;

• reviewing any major issues related to the adequacy of our internal control procedures and any steps taken to deal with such issues; and

• approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

(a) Each member of our Audit Committee meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our Audit Committee also meets the financial literacy and sophistication requirements of the listing standards of the New York Stock Exchange.

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  Compensation Committee

Members(a):	The Compensation Committee’s primary duties include(b):

Katherine August-deWilde Roelof Botha Sean Moriarty (Chair) Meetings in fiscal 2020: 4

• reviewing the compensation of our Chief Executive Officer and making recommendations to our Board regarding her compensation;

• reviewing, approving and determining the compensation of our executive officers other than our Chief Executive Officer;

• reviewing and making recommendations to our Board regarding the compensation of the directors of the Company, including under equity compensation plans;

• reviewing and approving, or making recommendations to our Board, regarding incentive compensation and equity compensation plans; and

• overseeing executive succession planning.

(a) Each member of our Compensation Committee meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations.

(b) Pursuant to our 2018 Stock Option and Incentive Plan (the “2018 Plan”), our Compensation Committee may delegate to a committee, all or part of its authority to approve certain grants of equity awards to certain individuals, subject to certain limitations including the amount of awards that can be granted pursuant to such delegated authority.

  Nominating and Corporate Governance Committee

Members(a)(b):	The Nominating and Corporate Governance Committee’s primary duties include:

Katherine August-deWilde (Chair) Jane Lauder Naomi Wheeless Meetings in fiscal 2020: 5

• identifying and evaluating and making recommendations to our Board regarding nominees for election to our Board and its committees;

• considering and making recommendations to our Board regarding the composition of our Board and its committees;

• reviewing and assessing the adequacy of our Corporate Governance Guidelines and recommending any proposed changes to our Board; and

• overseeing evaluations of the performance of our Board, committees, individual directors and management.

(a) Each member of our Nominating and Corporate Governance Committee meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations.

(b) Lorrie Norrington was a member of our Nominating and Corporate Governance Committee until her resignation from the Board in August 2020. Ms. Norrington met the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations.

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Compensation Committee Interlocks and Insider Participation

During 2020, Ms. August-deWilde and Messrs. Botha and Moriarty served on our Compensation Committee. No member of our Compensation Committee is or has been an officer or employee of our company. During 2020, Mr. Baker, our Chief Financial Officer, served on the board of directors of Leaf Group, the company for which Mr. Moriarty serves as chief executive officer and a member of the board of directors. Mr. Baker resigned from the board of directors of Leaf Group in August 2020. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our Compensation Committee or their affiliates.

Director Nomination Process

Identifying and Evaluating Nominees

Evaluation Process

The Board has delegated to the Nominating and Corporate Governance Committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our Corporate Governance Guidelines and the committee’s charter. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board.

Qualifications

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In identifying and evaluating director candidates, our Nominating and Corporate Governance Committee will consider, among other factors:

•	the current size and composition of the Board and the needs of the Board and Board committees;
•

issues of character, ethics, integrity, judgment, diversity, independence, skills, education, expertise, business acumen, business experience, length of service and understanding of our business and industry;

•	diversity of background, which broadly includes differences of viewpoint, age, skill, gender, race and other individual characteristics;
•

proven achievement and competence in their field, ability to assist and support our management team, ability to make significant contributions to our success and an understanding of the fiduciary responsibilities that are required of a director;

•	sufficiency of time to perform their Board and committee responsibilities; and
•	other factors, including conflicts of interests.

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Stockholder Recommendations and Nominees

Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the information set forth below to our Corporate Secretary at Eventbrite, Inc., 22 Cleveland Street, San Francisco, California 94103, who will forward all recommendations to the Nominating and Corporate Governance Committee.

Pursuant to the policies and procedures for director candidates set forth in our Nominating and Corporate Governance Committee charter, stockholder recommendations for director candidates must include the following information:

•	The name and address of record of the stockholder;
•

A representation that the stockholder is a record holder of the Company’s securities or, if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•

The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the recommended director candidate;

•

A description of the qualifications and background of the recommended director candidate that addresses the criteria for Board membership approved by the Board from time to time and set forth in the Nominating and Corporate Governance Committee charter;

•	A description of all arrangements or understandings between the stockholder and the recommended director candidate;
•	The consent of the recommended director candidate (i) to be named in the proxy statement for the Company’s next meeting of stockholders and (ii) to serve as a director if elected at that meeting; and
•	Any other information regarding the recommended director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Communications with the Board

Stockholders or other interested parties may contact the Board or one or more of our directors by mailing correspondence to our General Counsel via U.S. Mail or Expedited Delivery Service to: Eventbrite, Inc., 22 Cleveland Street, San Francisco, California 94103, Attn: Board of Directors c/o General Counsel. Our legal team, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, will forward such communications to the appropriate member(s) of the Board, or if none is specified, to the Chairman of the Board.

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Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. Copies of our Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our Internet website at https://investor.eventbrite.com and may also be obtained without charge by contacting our Corporate Secretary at Eventbrite, Inc., 22 Cleveland Street, San Francisco, California 94103. We intend to disclose any amendments to our Code of Business Conduct and Ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During the fiscal year ended December 31, 2020, no waivers were granted from any provision of the Code of Business Conduct and Ethics that are required to be disclosed.

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Director Compensation

The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors for the year ended December 31, 2020. Directors who also serve as employees receive no additional compensation for their service as directors. During the fiscal year ended December 31, 2020, Ms. Hartz, our Chief Executive Officer, was an employee as well as a member of our Board and thus received no additional compensation for her services as a director. See the “2020 Summary Compensation Table” below for more information about Ms. Hartz’s compensation for the year ended December  31, 2020.

2020 Director Compensation Table

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	Option Awards($)(3)	All Other Compensation ($)	Total ($)

Katherine August-deWilde	48,500	93,476	87,502	-	229,478

Roelof Botha	56,000	93,476	87,502	-	236,978

Kevin Hartz	— (4)	93,476	87,502	-	180,978

Jane Lauder	38,751	93,476	87,502	-	219,729

Sean P. Moriarty	57,000	93,476	87,502	-	237,978

Lorrie M. Norrington(5)	24,640	93,476(6)	321,499(6)	-	439,615

Helen Riley	45,000	93,476	87,502	-	225,978

Steffan Tomlinson	55,000	93,476	87,502	-	235,978

Naomi Wheeless(7)	11,706	72,998	60,650	-	145,354

(1) The amounts reported represent the annual cash retainer and committee fees paid to or earned by each of our non-employee directors for services in the year ended December 31, 2020 pursuant to our director compensation policy. Each non-employee director other than Naomi Wheeless elected to receive such amounts in the form of unrestricted shares of our Class A common stock.

(2) The amounts reported represent the aggregate grant date fair value of the RSUs awarded to our non-employee directors in the year ended December 31, 2020, calculated in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). During 2020, each non-employee director, other than Ms. Wheeless, received a grant of 10,819 RSUs on May 21, 2020 with the grant date fair value shown in the table above and Ms. Wheeless received a grant of 6,181 RSUs on May 21, 2020 with the grant date fair value shown in the table above. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 12 to our Consolidated Financial Statements included in our 2020 Annual Report. The amounts reported in this column reflect the accounting cost for the RSUs and do not correspond to the actual economic value that may be received by the director upon settlement of such RSUs. The RSUs are for shares of our Class A common stock, granted pursuant to our director compensation policy, and vest in full on the earlier of (i) the first anniversary of the grant date or (ii) our next annual meeting of stockholders, subject to the director’s continued service through such date. Notwithstanding the vesting schedule, such RSUs fully accelerate upon a “sale event,” as defined in the 2018 Plan. Each non-employee director, except Ms. August-deWilde and Messrs. Botha, Moriarty and Tomlinson, elected to defer settlement of his or her annual RSU retainer award in the form of deferred stock units.

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(3) The amounts reported represent the aggregate grant date fair value of the stock options awarded to our non-employee directors in the year ended December 31, 2020, calculated in accordance with ASC Topic 718. During 2020, each non-employee director, other than Ms. Wheeless, received a grant of 20,302 stock options on May 21, 2020 with the grant date fair value shown in the table above and Ms. Wheeless received a grant of 10,403 stock options on May 21, 2020 with the grant date fair value shown in the table above. During 2020, Ms. Norrington also received stock options in connection with advisory services described in Footnote 6. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 12 to our Consolidated Financial Statements included in our 2020 Annual Report. The amounts reported in this column reflect the accounting cost for the stock options and do not correspond to the actual economic value that may be received by the director upon exercise of such stock options. The shares subject to the stock options are for our Class A common stock, and unless as otherwise noted, are granted pursuant to our director compensation policy, and vest and become exercisable in full on the earlier of (i) the first anniversary of the grant date or (ii) our next annual meeting of stockholders, subject to the director’s continued service through such date. Notwithstanding the vesting schedule, the stock options fully accelerate upon a “sale event,” as defined in the 2018 Plan.

(4) Mr. Hartz agreed to forgo his annual cash retainer earned for services in the year ended December 31, 2020.

(5) Ms. Norrington resigned from the Board effective August 19, 2020.

(6) In connection with Ms. Norrington’s resignation, the Board determined that the option and RSU granted to Ms. Norrington on May 21, 2020 would vest in full. In addition, on September 30, 2020, we entered into an independent contractor agreement with Ms. Norrington, pursuant to which she was granted (i) an option to purchase 27,692 shares with a grant date fair value of $125,999, which option vested in full on August 19, 2020 and (ii) options covering an aggregate of 23,736 shares with an aggregate grant date fair value of $107,999, which options vested as to 3,956 shares on each of September 1, 2020, October 1, 2020, November 1, 2020, December 1, 2020, January 1, 2021 and February 1, 2021. Amounts in the “Stock Awards” and “Option Awards” columns including the grant date fair value of all RSUs and options granted to Ms. Norrington in 2020, as applicable, including the annual option and RSUs granted in May 2020 under our non-employee director compensation policy and the options granted Ms. Norrington under the independent contractor agreement. Amounts in such column also include incremental fair value attributed to the vesting of the May 2020 option and RSUs, as applicable, approved by the Board in connection with Ms. Norrington’s resignation.

(7) Ms. Wheeless was appointed to our Board effective September 10, 2020.

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As of December 31, 2020, our non-executive directors held the following outstanding equity awards:

Name	Shares Subject to Outstanding Options	Outstanding RSUs(a)

Katherine August-deWilde	25,947	10,819

Roelof Botha	36,671	10,819

Kevin Hartz	1,286,671	18,283

Jane Lauder	33,943	19,640

Sean P. Moriarty	86,671	10,819

Lorrie M. Norrington	335,724	20,505

Helen Riley	300,990	20,863

Steffan Tomlinson	214,059	10,819

Naomi Wheeless	10,403	6,181

(a) Includes RSUs (vested and unvested) for which settlement has been deferred at election of the non-employee director.

Non-Employee Director Compensation Program

In September 2018, upon the recommendation of our Compensation Committee, we implemented a formal policy pursuant to which our non-employee directors are eligible to receive cash retainers and equity awards. As amended in June 2019, our non-employee director compensation policy provides for the following cash retainers:

Compensation Element(a)	Amount ($)

Annual retainer	35,000

Additional annual retainer as Lead Director	15,000

Additional committee chair annual retainer

Audit Committee	20,000

Compensation Committee	12,000

Nominating and Governance Committee	7,500

Additional committee non-chair member annual retainer

Audit Committee	10,000

Compensation Committee	6,000

Nominating and Corporate Governance Committee	3,750

(a) Director Board and Committee retainers are paid quarterly in equal installments.

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Non-employee directors are given the opportunity to elect to receive all or a portion of their cash retainer and committee fees in the form of an equity award of unrestricted stock having a grant date fair value equal to the amount (or portion of the amount) of such retainer and committee fees.

Our policy also provides that, upon initial election to our Board, each non-employee director will be granted equity with a value of $175,000 (the “Initial Grant”) of which 50% is awarded in RSUs and 50% is awarded in stock options. If a new non-employee director joins our Board on a date other than the date of our annual meeting of stockholders, such non-employee director will be granted a pro rata portion of the Initial Grant, based on the time between his or her appointment and our next annual meeting of stockholders. Further, on the date of each of our annual meetings of stockholders, each non-employee director who will continue as a non-employee director following such meeting will be granted equity with a value of $175,000 (the “Annual Grant”) of which 50% is awarded in RSUs and 50% is awarded in stock options. The value of option awards under the policy is determined based on the grant date fair value based on a Black-Scholes valuation of the Company’s Class A common stock with assumptions employed by the Company under ASC Topic 718, and the value of RSU awards under the policy is based on the average closing price of the Company’s Class A common stock over the trailing 30 day period ending on the last day of the month prior to the month of grant. The Initial Grant and the Annual Grant will vest in full on the earlier of (i) the first anniversary of the grant date or (ii) our next annual meeting of stockholders, subject to continued service as a director through the applicable vesting date. Such awards are subject to full accelerated vesting upon a “sale event” as defined in the 2018 Stock Option and Incentive Plan.

Directors may receive additional compensation for performing duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members.

Non-employee directors are given the opportunity to defer settlement of all of the RSUs they receive pursuant to an Initial Grant or Annual Grant pursuant to the terms and conditions of our policy, the 2018 Stock Option and Incentive Plan and the Non-Employee Directors’ Deferred Compensation Program (such RSUs elected for deferral, “deferred stock units”). Deferred stock units will generally be settled in shares of our Class A common stock in a single lump sum as soon as practicable (but in no event later than 30 days) after the end of the earlier to occur of the following: (i) 90 days after the non-employee director ceases to serve as a member of our Board and incurs a “separation from service” within the meaning of Section 409A of the Code, (b) the consummation of a sale event so long as such sale event constitutes a “change in the ownership or effective control of the company or in the ownership of a substantial portion of the assets of the company” within the meaning of Section 409A of the Code or (c) 90 days after the date of the non-employee director’s death.

Employee directors receive no additional compensation for their service as a director.

We reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our Board or any committee thereof.

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Audit Committee Report

Eventbrite’s Audit Committee is comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the SEC. The Audit Committee operates under a written charter approved by our Board, which is available on our website at https:// investor.eventbrite.com/. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

Management is responsible for establishing and maintaining internal controls and preparing our consolidated financial statements. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of our consolidated financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare Eventbrite’s financial statements. This is the responsibility of management.

In performing its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and PwC;
•	discussed with PwC the matters required to be discussed by Auditing Standard No. 1301 “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and
•

received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the Audit Committee’s review and discussions with management and PwC, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board:

Steffan Tomlinson (Chair)

Sean Moriarty

Helen Riley

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

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Proposal No. 2 | Ratification of the Appointment of

Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2021 and recommends that stockholders vote to ratify the appointment.

PwC acted as our independent registered public accounting firm in 2020. We expect a representative of PwC to be present at our Annual Meeting to respond to appropriate questions from stockholders and to make a statement if he or she so chooses.

This proposal is decided by the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. In the event that this proposal is not approved, our Audit Committee will reconsider whether or not to retain PwC. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of stockholders.

Fees and Services

Fee Category	Fiscal 2020 ($)	Fiscal 2019 ($)

Audit Fees (1)	2,360,000	2,713,094

Audit-Related Fees (2)	50,000	-

Tax Fees (3)	426,344	165,675

All Other Fees (4)	6,840	12,780

Total Fees	2,618,184	2,891,549

(1) Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements and internal control over financial reporting and the review of our quarterly condensed consolidated financial statements.

(2) Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees.”

(3) Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These permissible tax services include consultation on tax matters and assistance regarding federal, state and international tax. compliance.

(4) All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which include subscription fees paid for access to online accounting research software applications and data.

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Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve all audit and permissible non-audit services to be provided by our independent registered public accounting firm. As part of its review, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. The Audit Committee pre-approved all of the services described above.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

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Executive Officers

The table below provides information about each of our executive officers as of April 1, 2021. Each of our executive officers is appointed by, and serves at the discretion of our Board, and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. Other than Mr. and Ms. Hartz, who are husband and wife, there are no family relationships among any of our directors or executive officers. Ms. Hartz’s biographical information is provided in the section titled “Information Regarding Director Nominees and Current Directors—Directors Continuing in Office until the 2023 Annual Meeting of Stockholders.”

Name	Position

Julia Hartz	Co-Founder, Chief Executive Officer and Director

Lanny Baker	Chief Financial Officer

Vivek Sagi	Chief Technology Officer

Lanny Baker Chief Financial Officer Age: 54 In role since: September 2019

Mr. Baker has served as our Chief Financial Officer since September 2019. Prior to joining Eventbrite, Mr. Baker served as chief financial officer of Yelp Inc., a technology platform for local business reviews, from May 2016 to August 2019. Prior to joining Yelp, Mr. Baker served as chief executive officer and president of ZipRealty, Inc., an online real estate brokerage and technology company, from September 2010 through March 2016. He also served as executive vice president and chief financial officer of ZipRealty from December 2008 to September 2010. ZipRealty was acquired by Realogy Holdings, Inc. in August 2014. From June 2007 to December 2008, Mr. Baker was an independent investor.

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From March 2005 to June 2007, he served as senior vice president and chief financial officer of Monster Worldwide, Inc., which operates the employment website monster.com. From 1993 to 2005, Mr. Baker held various positions at Salomon Brothers (subsequently Salomon Smith Barney, then Citigroup), including managing director in the Equity Research Department.

Mr. Baker served as a member of the board of directors of Leaf Group, a publicly-traded diversified consumer Internet company, from April 2019 to August 2020, and as a member of the Leaf Group audit committee from May 2020 to July 2020. Mr. Baker previously served on the board and chaired the audit and nominating and corporate governance committees of XO Group, Inc., a life stage consumer Internet and media company, from November 2005 to December 2018, when it was acquired by WeddingWire, Inc. He also served as a director and chairman of the audit committee of HomeAway, Inc., an online vacation rental company, from 2011 to December 2015, when it was acquired by Expedia, Inc. Mr. Baker holds a B.A. from Yale College.

Vivek Sagi Chief Technology Officer Age: 45 In role since: August 2020

Mr. Sagi has served as our Chief Technology Officer since August 2020. Prior to joining Eventbrite, Mr. Sagi served as chief technology officer of RetailMeNot, a global savings destination offering coupons and cash back offers to hundreds of millions of consumers, from August 2018 to July 2020. Prior to joining RetailMeNot, Mr. Sagi held leadership positions at Amazon, first as the chief technology officer of Woot. com, an Amazon company, from July 2013 to June 2015, and then as the global head of product and engineering for Amazon Business Procurement Solutions, from June 2015 to June 2018. From March 2012 to July 2013, Mr. Sagi was a technology consultant advising Assurant and Vungle. He also served as chief product and technology officer for newBrandAnalytics from January 2011 to February 2012. newBrandAnalytics was acquired by Sprinklr in June 2015. From April 2009 to February 2011, Mr. Sagi was the general manager and a board member for ServiceLive Inc., a Sears Holdings company. Mr. Sagi was co-founder and head of product development for GlobalRoads from September 2005 to March 2009. Mr. Sagi holds a Bachelors of Technology from the Indian Institute of Technology, Madras, a Masters of Science in Technology from Penn State University and a MBA with honors from The Wharton School.

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Executive Compensation

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis focuses on the 2020 compensation of the following executive officers (the “Named Executive Officers” or “NEOs”) and describes the executive compensation program and pay decisions for our NEOs, listed below:

Name	Title

Julia Hartz	Co-Founder, Chief Executive Officer and Director (our “CEO”)

Lanny Baker	Chief Financial Officer

Vivek Sagi	Chief Technology Officer

Samantha Harnett	Former Chief Legal and Operations Officer

Patrick Poels	Former Chief Technology Officer

Mr. Sagi was appointed our Chief Technology Officer effective August 11, 2020. Ms. Harnett ceased service with the Company on June 19, 2020. Mr. Poels ceased employment with the Company on February 14, 2020, and remained an advisor to the Company until June 30, 2020.

2020 Performance Highlights

The global COVID-19 pandemic has significantly impacted our company and the events industry as a whole as disease and government and third-party preventative and protective measures have limited the ability to gather in-person. In 2020, we acted swiftly to implement cost savings, access capital to strengthen our financial position and shift our strategy to focus on our self-service creator experience and support for virtual events. Although our 2020 paid ticket volumes remained well below normal levels due to restrictions on in-person gatherings, we continued to see meaningful creator engagement throughout 2020 as creators pivoted to hosting virtual events and live events returned in select markets. We expect the recovery of live events will be neither quick nor linear, but we believe that by leaning into our core strengths—entrepreneurial creators, smaller events and self-service—we will help our creators successfully navigate the recovery and believe we have positioned Eventbrite for success over the long term.

Highlights of our 2020 performance and significant achievements include the following:

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•	We helped more than 650,000 creators issue over 230 million free and paid tickets to approximately 4.6 million events in nearly 180 countries.
•	In April 2020, we decided to refocus our strategy on acquiring and retaining creators who are able to use our platform with limited training, support or professional services.
•

In addition to our strategy refocus, we strengthened our Company by reducing ongoing costs by at least $100 million annually and raising capital we believe will help us to successfully execute our long-term strategy.

•

In November 2020, we acquired ToneDen for an aggregate consideration of $7.5 million. We believe that this acquisition will enhance our customer engagement capabilities by offering our creators various marketing tools that we plan to integrate into our core product with a subscription offering.

Employee Actions in Response to COVID-19

During the pandemic, we took actions to help our employees, including allowing those who became sick with or were exposed to COVID-19 to take time off without impacting their pay, and increasing communications to employees on the variety of well-being resources available to them, with an emphasis on mental health.

We believe that our corporate culture has been an important contributor to our success, which we believe fosters innovation, teamwork and passion for creators. As a result of the COVID-19 pandemic, our global workforce has moved to a remote working environment until it is safe to re-open our offices. In addition, we recently adopted our future work plan, which will provide our workforce with the option to come into the office for work when our offices reopen, to come into the office occasionally or to work solely from home.

2020 Compensation Highlights

Consistent with our compensation philosophy, our key compensation decisions for 2020 included the following:

•

Base Salaries. For 2020, none of our named executive officers received any increase in their base salaries. Ms. Hartz voluntarily reduced her annual base salary to $2, effective March 19, 2020, and each of Mr. Baker and Ms. Harnett voluntarily reduced their base salaries by 12.5% and 10%, respectively, effective during the second quarter of 2020. These reductions were taken in response to the COVID-19 pandemic, and Ms. Hartz’s base salary reduction was also intended to reflect Ms. Hartz’s commitment to and belief in the Company’s long-term potential.

•

Annual Cash Incentives. For 2020, in accordance with our below-threshold achievement of revenue and adjusted EBITDA goals, our Board of Directors and Compensation Committee did not award cash bonuses to any of our named executive officers, other than limited one-time cash bonuses of $75,000 and $29,000 to Mr. Baker and Mr. Sagi, respectively, which were intended to recognize their outstanding contributions during an extremely challenging year for the Company.

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•

Long-Term Incentives. In 2020, we granted stock options and/or restricted stock units (“RSUs”) to our named executive officers. We believe that stock options and restricted stock units effectively align the interests of our named executive officers with those of our stockholders by linking the value delivered to our executives to the value of our common stock. In the event that our named executive officers fail to increase stockholder value over the term of their stock options, then our named executive officers will realize no value from their stock options. In addition, restricted stock units complement our equity compensation program by helping us to achieve our retention objectives.

Executive Compensation Philosophy and Practices

Eventbrite’s goal is to maintain an executive compensation program that is competitive, pays for performance, motivates and retains executives, and builds long-term stockholder value. Our executive compensation program is designed to:

•	Reward performance - link our executive pay to financial and individual performance;
•

Emphasize stock-based compensation - effectively align our executives’ interests with those of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders; and

•	Maintain a competitive program - attract, motivate, incentivize and retain critical talent who contribute to our long-term success while holding executives accountable to our strategy and values.

Executive Compensation Governance Key Features

We maintain the following compensation governance best practices, which establish strong safeguards for our stockholders and further enhance the alignment of the interests of our executives and stockholders:

What We Do	What We Don’t Do

Ensure that a significant portion of our executive pay is performance based and “at risk”	No excise tax gross-ups on severance or other payments upon a change of control

Place caps on annual cash incentives and payouts	No hedging or pledging of our company stock

Grant long-term incentives with multi-year vesting periods	No executive pension or supplemental retirement plans

Perform a risk assessment of our executive compensation arrangements annually	No perquisites or personal benefits to our named executive officers not generally provided to all other employees

No “single trigger” change of control arrangements

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Elements of Our Executive Compensation Program

The primary elements of our executive compensation program and the main objectives of each are:

Pay Element	Design	Links to Business and Talent Strategy

Base Salary	• Fixed cash compensation, to account for experience, industry knowledge, and scope of responsibility • Reviewed annually and adjusted as appropriate	• Attracts and retains talented executives, recognizes individual roles and responsibilities

Annual Cash Incentive	• Payable based on achievement of annual performance objectives	• Motivates and rewards our NEOs for the achievement of short-term annual financial performance objectives

Long-Term Incentive	• Delivered to our NEOs in a combination of time-vested RSUs and stock options

• Aligns executives’ interests with our stockholders’ interests

• Emphasizes the importance of our long-term financial performance

• Attracts and retains talented executives in a competitive labor market

In addition, our named executive officers are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also provide certain post-employment compensation (change in control and severance payments and benefits), which aid in attracting and retaining executive talent and help our named executive officers to remain focused and dedicated during potential transition periods that may result in a change in control of the Company. Each of these elements of compensation for 2020 is described further below.

Base Salaries

The base salary of each named executive officer is an important part of his or her total compensation package, and is set at a level intended to reflect his or her respective position, duties and responsibilities. Base salary is the principal fixed component of our executive compensation program. Effective March 16, 2020, in response to the unprecedented business challenges resulting from the COVID-19 pandemic and as a testament to her commitment to and belief in Eventbrite’s long-term potential, Ms. Hartz voluntarily reduced her base salary to $2 per year, and her base salary remains at that level. Further, Mr. Baker and Ms. Harnett voluntarily reduced their respective base salaries by 12.5% and 10%, respectively, for the second quarter of 2020. Mr Baker’s full base salary was reinstated in the third quarter of 2020 and Ms. Harnett left the Company in the second quarter of 2020. In May 2020, following a review of competitive market data and in light of the impact of COVID-19, the Compensation Committee determined not to increase the base salaries of Mr. Baker and Ms. Harnett from their respective levels in 2019.

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Mr. Sagi’s base salary was established in connection with the commencement of his employment in 2020 based on arm’s-length negotiations and approved by the Compensation Committee following consideration of an analysis of competitive market data prepared by its compensation consultant and the recommendation of the CEO. Our named executive officers’ 2020 annual base salaries were as follows:

Named Executive Officer	2020 Annual Base Salary ($)	2019 Annual Base Salary ($)	Increase as Compared to 2019 (%)

Julia Hartz	2	390,000	(100)

Lanny Baker	375,000	375,000	0

Vivek Sagi	375,000	N/A	N/A

Samantha Harnett	365,000	365,000	0

Patrick Poels	335,000	335,000	0

The actual base salaries earned by our named executive officers for 2020, taking into account any temporary reductions during 2020, are as set forth in the “2020 Summary Compensation Table” below.

Cash Incentive Compensation

2020 Bonus Plan

We maintain the Senior Executive Cash Incentive Bonus Plan (the “Bonus Plan”) to provide for variable cash incentives designed to motivate our executive officers, including our named executive officers, for achieving our corporate strategic priorities. Under the Bonus Plan, our named executive officers are eligible to earn cash bonuses based on the named executive officer’s target bonus, the achievement of pre-established financial objectives and individual performance.

Under the 2020 Bonus Plan, each named executive officer was eligible to receive a bonus targeted at 50% of their eligible base salary, an increase from 40% of eligible base salary under the 2019 Bonus Plan. Mr. Sagi was eligible to receive a bonus for 2020 prorated based on his partial period of employment during the year. In addition, Ms. Harnett and Mr. Poels were not eligible to receive payouts under the Bonus Plan for 2020 because they ceased employment with us in 2020.

In March 2020, our Compensation Committee approved the design for our 2020 Bonus Plan, under which the bonus pool would be funded in accordance with the table below, with straight-line interpolation used between funding levels.

	Threshold	Target	Maximum

Performance Achievement (as a percentage of target achievement)	92%	100%	110%

Payout (as a percentage of target payout)	50%	100%	200%

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Bonus payouts were to be calculated as the product of the named executive officer’s target cash incentive bonus opportunity and both a financial and individual performance multiplier. The financial multiplier was determined based on the Company’s achievement of revenue and adjusted EBITDA for 2020, weighted 85% and 15% respectively. Below threshold performance for either 2020 revenue or adjusted EBITDA would result in no payout. The individual performance multiplier is determined based on the Compensation Committee’s holistic evaluation of each NEO’s performance based on his or her technical and leadership competency and abilities in his or her role and takes into account the recommendations of our Chief Executive Officer (except with respect to herself).

The financial performance objectives and 2020 results for the Company were as follows:

Performance Measures ($ In Millions)	Weight	Threshold	Target	Maximum	2020 Results	2020 Payout Results by Measure

Revenue	85%	$343M	$370M	$407M	$106.0M	0%

Adjusted EBITDA(1)	15%	($4M)	$0.0M	$10M	($134.6M)	0%

(1) Adjusted EBITDA is a non-GAAP measure and represents net loss adjusted to exclude depreciation and amortization, stock-based compensation expense, interest expense, the change in fair value of redeemable convertible preferred stock warrant liability, loss on debt extinguishment, direct and indirect acquisitions related costs, employer taxes related to employee equity transactions, other income (expense), net, which consisted of interest income, foreign exchange rate gains and losses and changes in fair value of term loan embedded derivatives, and income tax provision (benefit). Adjusted EBITDA should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.

As a result of our below threshold achievement on both the revenue and adjusted EBITDA performance objectives, as set forth above, our named executive officers did not earn any payouts under the Bonus Plan for 2020.

However, in recognition of the outstanding contributions of Mr. Baker and Mr. Sagi during an incredibly challenging year for the Company, our Compensation Committee determined to award them one-time discretionary bonuses in the amounts of $75,000 and $29,000, respectively, pursuant to the Bonus Plan.

Sign-On Bonus

In connection with his commencement of employment with us as our Chief Technology Officer effective August 11, 2020 and as set forth in his employment offer letter, we paid to Mr. Sagi a one-time cash sign-on bonus in the amount of $187,500, which was payable with respect to 50% after the six-month anniversary of Mr. Sagi’s start date and with respect to 50% after the first anniversary of Mr. Sagi’s start date. In the event Mr. Sagi is terminated without “cause” (as defined in his offer letter) prior to the first anniversary of his start date, subject to his execution of a release of claims, Mr. Sagi will be eligible to receive any then-unpaid portion of the sign-on bonus.

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Long-Term Incentive Compensation

We believe that long-term incentive compensation in the form of equity awards provides our named executive officers with a strong link to our long-term performance, creates an ownership culture and helps to align the interests of our named executive officers and our stockholders. Accordingly, our Board and/ or Compensation Committee periodically review the equity awards held by our named executive officers, and from time to time may grant equity awards covering shares of our Class A common stock to them.

In 2020, our Compensation Committee granted annual and new hire equity awards to our named executive officers pursuant to our 2018 Stock Option and Incentive Plan. The annual equity awards were granted in May 2020, and the new hire equity award was granted following the applicable named executive officer’s commencement of employment with us in August.

The Compensation Committee determined the target values of the annual equity awards following consideration of the 50th, 60th and 75th percentiles of the competitive market data provided by its compensation consultant, our named executive officers’ unvested equity holdings, individual performance and internal parity. Each of our named executive officers who was employed with us in May 2020 was granted annual equity awards, and, other than for Ms. Hartz, such equity awards were granted 50% in the form of a stock option and 50% in the form of RSUs by target value. We believe that stock options effectively incentivize long-term stockholder returns as our named executive officers can only realize value in the event the value of our common stock increases over the term of their stock options. In addition, RSUs complement our equity compensation program by helping us to achieve our retention objectives. The Compensation Committee determined to grant Ms. Hartz an annual equity award solely in the form of a stock option to further align her interests with stockholders and the long-term performance of the Company.

The target value of the new hire equity award granted to Mr. Sagi was determined based on arm’s-length negotiations and approved by the Compensation Committee following consideration of an analysis of competitive market data prepared by its compensation consultant and the recommendation of the CEO.

The target values of the stock options and RSUs granted to our named executive officers in 2020 were as follows:

Named Executive Officer	Award Type	2020 RSU Target Value ($)	2020 Stock Option Value ($)

Julia Hartz	Annual	-	3,750,000

Lanny Baker	Annual	1,320,500	1,320,000

Vivek Sagi	New Hire	2,800,000	4,200,000

Samantha Harnett	Annual	1,554,000	1,544,000

Patrick Poels	N/A	-	-

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The target values for these equity awards were converted to a number of shares of Class A common stock based on: (i) the average closing price per share of the Company’s Class A common stock over the trailing 90-day period ending on the last day of the month prior to the month of grant for RSUs, with the exception of Mr. Sagi, whose new hire RSU award was determined based on a trailing 30-day period and (ii) the grant date fair value per share based on a Black-Scholes valuation with assumptions employed by the Company under ASC Topic 718 for stock options. The number of shares subject to each award is set forth below under the “2020 Grants of Plan-Based Awards Table.”

The option awards granted to Ms. Hartz, Mr. Baker and Ms. Harnett vest in 48 equal monthly installments from May 1, 2020, subject to the named executive officer’s continued service through each such date. The RSU awards granted to Mr. Baker and Ms. Harnett vest in sixteen equal quarterly installments from May 1, 2020 subject to the named executive officer’s continued service through each such date. Ms. Harnett ceased service to the Company on June 19, 2020.

Mr. Sagi’s new hire RSUs vest as to 25% of the units on November 1, 2021 and as to 1/12th of the remaining units in equal quarterly installments thereafter, subject to his continued service through each such date. Mr. Sagi’s new hire stock options vest as to 25% of the shares subject to the option on August 11, 2021 and as to 1/36th of the remaining shares on each monthly anniversary thereafter, subject to his continued service through each such date.

Perquisites and Other Benefits

Our executive officers, including our named executive officers, are not provided with any perquisites or other personal benefits that are not generally provided to all employees.

Other than with respect to a $720 per year wellness benefit that is provided to all of our employees on a non-discriminatory basis, we do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Health and Welfare and Retirement Benefits

Health/Welfare Plans.

Our named executive officers are eligible to participate in our health and welfare plans on the same basis as our other employees.

401(k) Plan.

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax or Roth basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made.

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Currently, we have a discretionary employer match equal to 50% of employee elective deferrals up to 4% of compensation deferred. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, adds to the overall desirability of our executive compensation program.

Change in Control and Severance Benefits

Executive Severance and Change in Control Agreements.

In 2020, we were party to Executive Severance and Change in Control Agreements with each of our named executive officers which provide that upon a termination of employment by us for any reason other than for “cause,” as defined in such agreement, death or disability, in each case, outside of the change in control period (i.e., the period beginning three months prior to and ending 12 months after, a “change in control” of the Company, as defined in such agreement), the named executive officer will be entitled to receive, subject to the execution and delivery of an effective release of claims in our favor, (i) a lump sum cash payment equal to six months of base salary and (ii) a monthly cash payment equal to the contribution that we would have been made to provide health insurance to the executive officer if the executive officer had remained employed by us for up to six months.

The Executive Severance and Change in Control Agreements also provide that upon a (i) termination of employment by us other than for cause, death or disability or (ii) resignation for “good reason,” as defined in such agreement, in each case, within the change in control period, the named executive officer will be entitled to receive, in lieu of the payments and benefits above and subject to the execution and delivery of an effective release of claims in our favor, (i) a lump sum cash payment equal to 12 months of base salary, (ii) a monthly cash payment equal to the contribution that we would have been made to provide health insurance to the executive officer if the executive officer had remained employed by us for up to 12 months and (iii) full accelerated vesting of all outstanding and unvested equity awards held by such named executive officer.

If the payments or benefits payable to the named executive officer in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to her or him. We do not gross-up any excise taxes imposed under Section 4999 of the Code. Information on the estimated payments and benefits that our named executive officers would have been eligible to receive upon certain terminations of employment as of December 31, 2020, is set forth in “—Potential Payments Upon Termination or Change in Control” below.

Poels Consulting Agreement

In connection with Mr. Poel’s transition from his role as our Chief Technology Officer, we entered into a consulting agreement with him, pursuant to which Mr. Poels served as an advisor to the Company with respect to the Eventbrite platform and transition of engineering team management from February 15, 2020 through June 30, 2020. During the term of the consulting agreement, Mr. Poels dedicated an average of 40 hours per week in exchange for a weekly consulting fee of $6,442 and continued vesting of his outstanding equity awards pursuant to their original vesting schedules. In addition, at the conclusion of his term, subject to his execution and non-revocation of a severance and release agreement, Mr. Poels received a lump sum amount equal to $167,500 and six months of COBRA reimbursements.

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Our Policies, Guidelines and Practices Related to Executive Compensation

Role of Compensation Committee.

Our Compensation Committee is responsible for overseeing all aspects of our executive compensation program, including executive salaries, payouts under our annual bonus plan, the size and form of equity awards, and any other executive compensation. Our Compensation Committee reports to our Board on its discussions, decisions and other actions.

Role of the CEO and Management.

Our CEO, our Chief Human Resources Officer and our General Counsel worked closely with the Compensation Committee in determining our executive compensation program for 2020, including attending meetings of the Compensation Committee. Our CEO makes recommendations (other than with respect to herself) regarding base salary, and short-term and long-term compensation, including equity awards, for our executive officers based on our financial results, each executive officer’s individual contribution toward these results, the executive officer’s role and performance of his or her duties and his or her achievement of individual goals. The Compensation Committee then reviews the recommendations and other data, including various compensation survey data and publicly-available data of our peers, and makes decisions as to the target total direct compensation and each individual compensation element for each executive officer (excluding our CEO) and makes recommendations to our Board of Directors in respect of our CEO. While our CEO typically attends meetings of the Compensation Committee, the Compensation Committee meets outside the presence of our CEO when discussing her compensation and certain other matters.

Role of Compensation Consultant.

Our Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our executive compensation program and related policies and practices. In 2020, our Compensation Committee continued to retain Compensia, Inc. (“Compensia”), a national compensation consulting firm with compensation expertise relating to technology companies, to provide it with competitive market data, analysis and other information relating to executive compensation. The Compensation Committee engaged Compensia to, among other things, assist in developing an appropriate group of peer companies to help us understand the competitive market for determining the appropriate level of compensation for our executive officers, as well as to assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers, individually as well as in the aggregate, is competitive and fair. Compensia reports directly to the Compensation Committee, although Compensia may meet with members of management for the purposes of gathering information on proposals that management may make to the Compensation Committee. Compensia does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee has evaluated its relationships with Compensia to ensure that it believes that the firm is independent from management. Based on this review, as well as consideration of the factors affecting independence set forth by the New York Stock Exchange and the relevant SEC rules, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.

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Use of Comparative Market Data.

The Compensation Committee seeks to compensate our executive officers at levels that are commensurate with the compensation of executives in similar positions at a group of peer companies set forth below with whom we compete for hiring and retaining executive talent. The Compensation Committee also considers a number of other factors, including the recommendations of our CEO (other than with respect to herself), current and past total compensation, Company performance and each executive officer’s impact on that performance, each executive officer’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership and internal equity pay considerations.

For 2020, the Compensation Committee directed Compensia to provide a competitive analysis of our executive compensation program. In February 2020, following consultation with Compensia, the Compensation Committee approved a peer group (the “Peer Group”) the constituent members of which were selected based primarily on an analysis of industry, revenue and market capitalization-related criteria, consisting of the following companies:

Peer Group

AppFolio	Cloudera	Quotient Technology

Benefitfocus	Cornerstone OnDemand	Smartsheet

BlackLine	Elastic	SurveyMonkey

Box	Etsy	The RealReal

CarGurus	HubSpot	Wix.com

Cars.com	New Relic	Yext

The 2020 Peer Group was selected by considering publicly traded companies in the same industry sector as the Company with revenues in the range of approximately one-third to three times the Company’s revenue and market capitalization in the range of approximately one-quarter to four times the Company’s market capitalization. As compared to the Company’s prior peer group approved in April 2019, the 2020 Peer Group excluded Coupa Software, Okta, the Trade Desk, and TrueCar because they were either above or below our market capitalization range. In addition, as compared to the Company’s prior peer group, the 2020 Peer Group includes one new company: The RealReal.

For 2020, the Compensation Committee used a combination of compensation data drawn from the companies in the peer group and from technology companies with revenues of approximately $100 million to approximately $1 billion drawn from the Radford High-Tech Industry Executive Compensation Survey to evaluate the competitive market for executive talent. The Compensation Committee was not made aware of the specific companies drawn from the Radford High-Tech Industry Executive

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Compensation Survey. Specifically, the Compensation Committee considered the 25th, 50th and 75th percentiles of the competitive market data for comparable positions at the companies with which we compete for executive talent when making individual compensation decisions. While the Compensation Committee does not establish compensation levels solely based on a review of competitive market data and does not target a specific percentage of the market data, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

Policy on Hedging and Pledging of Eventbrite Securities

Our insider trading policy, among other things, prohibits our employees, including our officers, directors and consultants from engaging in derivative securities transactions, including hedging, with respect to our securities. In addition, no such person may pledge our securities as collateral for a loan or use our securities as collateral in a margin account.

Tax and Accounting Considerations

As a general matter, our Board and Compensation Committee review and consider the various tax and accounting implications of compensation programs we utilize.

Deductibility of Executive Compensation.

Section 162(m) of the Code denies a publicly-traded corporation a federal income tax deduction for remuneration in excess of $1 million per year per person paid to executives designated in Section 162(m) of the Code, including, but not limited to, its chief executive officer, chief financial officer, and the next three most highly compensated executive officers. However, we maintain discretion to provide compensation that is non-deductible as this allows us to provide compensation tailored to the needs of our Company and our named executive officers and is an important part of our responsibilities and benefits our stockholders.

Accounting for Share-Based Compensation.

We follow ASC Topic 718 for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of Eventbrite’s 2021 Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Eventbrite’s Proxy Statement and incorporated into Eventbrite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Respectfully submitted by the members of the Compensation Committee of the Board:

Sean Moriarty (Chair)

Katherine August-deWilde

Roelof Botha

This report of the compensation committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

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Compensation and Risk Management

Our Compensation Committee and our management team each play a role in evaluating and mitigating potential risks associated with our compensation programs, policies and practices in consultation with Compensia, our Compensation Committee’s independent compensation consultant. Our management has performed a compensation risk assessment and concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse effect on the Company. In particular, in reaching this conclusion, we considered our compensation program attributes that help to mitigate risk, including, for example:

•	the mix of cash and equity compensation;
•	equity compensation that vests over a multi-year period;
•	a balanced short-term incentive plan for executives and senior leaders, designed with multiple performance measures that emphasize top and bottom-line performance;
•	a cap on short-term incentive payments;
•	our formal policies for equity administration;
•	moderate pay leverage for sales roles eligible for sales commission;
•	our insider trading policy, which prohibits short sales, hedging or similar transactions, derivatives trading and pledging and using Eventbrite securities as collateral; and
•	the oversight of an independent Compensation Committee.

Our Compensation Committee has reviewed the risk assessment report and agreed with the conclusion.

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Executive Compensation Tables

2020 Summary Compensation Table

The following table contains information about the compensation paid to and earned by each of our named executive officers during the fiscal years set forth below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

Julia Hartz (4) Co-Founder and Chief Executive Officer	2020	81,251	-	-	3,750,000	-	3,831,251
	2019	390,000	-	-	4,250,005	-	4,640,005
	2018	358,108	-	-	25,206,620	-	25,564,728

Lanny Baker (5) Chief Financial Officer	2020	365,368	75,000 (7)	669,803	1,320,502	-	2,430,673
	2019	123,458	-	4,802,501	5,003,703	-	9,929,662

Vivek Sagi (6) Chief Technology Officer	2020	146,875	29,000 (7)	3,138,729	4,200,000	-	7,515,104

Samantha Harnett (8) Former Chief Legal and Operations Officer	2020	166,185	-	788,239	1,554,001	4,824	2,513,249
	2019	352,007	75,000	691,806	750,004	3,959	1,872,776
	2018	310,094	-	706,800	-	5,500	1,022,394

Patrick Poels (9) Former Chief Technology Officer	2020	41,875	-	-	80,724	251,508 (10)	447,550

(1) The amounts reported represent the aggregate grant date fair value of the RSUs awarded to our named executive officers in each of the years indicated, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in the Notes to our Consolidated Financial Statements included in the 2020 Annual Report. The amounts reported in this column reflect the accounting cost for the RSUs and do not correspond to the actual economic value that may be received by our named executive officers upon settlement of such RSUs.

(2) Except as otherwise noted below, the amounts reported represent the aggregate grant date fair value of the stock options awarded to our named executive officers in each of the years indicated calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the Notes to our Consolidated Financial Statements included in the 2020 Annual Report. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our named executive officers upon exercise of the stock options. For Mr. Poels, the amount reported for 2020 reflects the incremental fair value attributable to the modification of his stock options to provide for continued vesting based on his continued service as an advisor to the Company following his termination of employment in February 2020.

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(3) Unless otherwise noted, the amounts reported reflect company matching contributions to our 401(k) Plan.

(4) The Company and Ms. Hartz entered into an agreement on March 16, 2020 pursuant to which Ms. Hartz’s base salary was reduced to $2.

(5) Mr. Baker agreed to forgo 12.53% of his salary for the second quarter of 2020 in response to the impact of COVID-19, which amounted to a total of $9,631.15 forgone and a modified base salary of $365,368.85.

(6) Mr. Sagi commenced employment with us effective August 11, 2020.

(7) Represents a cash bonus awarded for individual contributions to the Company in 2020.

(8) Ms. Harnett agreed to forgo 10% of her salary for the second quarter of 2020 in response to the impact of COVID-19, which amounted to a total of $7,479.51 forgone and a modified base salary of $357,520.49. Ms. Harnett ceased employment with the Company effective June 19, 2020.

(9) Mr. Poels ceased employment with the Company on February 14, 2020. In connection with his separation, the Company entered into an advisory agreement pursuant to which Mr. Poels continued to act as an advisor to the Company in exchange for a weekly consulting fee and continued vesting of his outstanding equity awards. In addition, Mr. Poels was eligible to receive a lump sum severance amount and six months of COBRA reimbursements at the end of the term.

(10) The amount reported includes: (i) $51,538.40 in consulting fees; (ii) a cash severance payment of $167,500, (iii) $18,360 in connection with unused vacation days and (iv) $14,110 for reimbursement of COBRA, in each case, pursuant to the advisory agreement with Mr. Poels.

2020 Grants of Plan-Based Awards Table

The following table provides information relating to grants of plan-based awards made to our named executive officers during fiscal year 2020.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards($/ Sh)	Grant Date Fair Value of Stock and Option Awards($)(2)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Julia Hartz	5/21/2020(3)				-	835,189	8.64	3,750,000

		97,500	195,000	390,000

Lanny Baker	5/3/2020(3)				78,248	-	-	669,803
	5/3/2020(4)				-	298,756	8.56	1,320,500
		93,750	187,500	375,000

Vivek Sagi	9/29/2020(5)				285,339	-	-	3,138,729
	9/29/2020(6)				-	738,137	11.00	4,200,000
		36,628	73,256	146,530

Samantha Harnett	5/3/2020(3)				92,084	-	-	788,239
	5/3/2020(4)				-	351,584	8.56	1,554,001
		82,125	164,250	328,500

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		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards($/ Sh)	Grant Date Fair Value of Stock and Option Awards($)(2)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Patrick Poels	4/4/2020 (7)					85,783 (8)	2.10 (9)	3,124 (10)
	4/4/2020 (7)					65,241 (8)	2.41 (9)	3,919 (10)
	4/4/2020 (7)					50,000 (8)	3.16 (9)	6,871(10)
	4/4/2020 (7)					30,000 (8)	5.80 (9)	10,884 (10)
	4/4/2020 (7)					20,000 (8)	6.65 (9)	7,545 (10)
	4/4/2020 (7)					38,541 (8)	6.79 (9)	14,540 (10)
	4/4/2020 (7)					85,410 (8)	7.69 (9)	31,215 (10)
	4/4/2020 (7)					25,941 (8)	16.09 (9)	2,626 (10)

(1) Reflects potential payouts under the Bonus Plan for 2020. For additional detail on the Bonus Plan for 2020, please see “Compensation Discussion and Analysis—Cash Incentive Compensation—2020 Bonus Plan” above. Mr. Poels terminated employment prior to the date the Bonus Plan for 2020 was approved. Ms. Hartz voluntarily reduced her annual base salary to $2 in March 2020 and also removed herself from bonus consideration for the year; thus, had bonuses been earned under the Bonus Plan for 2020, she would not have received a bonus.

(2) The amounts reported represent the fair value per share as of the grant date determined in accordance with ASC Topic 718, multiplied by the number of shares awarded. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 12 to our Consolidated Financial Statements included in the 2020 Annual Report.

(3) The RSUs vest in 16 equal quarterly installments from May 1, 2020, subject to the named executive officer’s continued employment through each applicable vesting date.

(4)The shares subject to the option vest in equal monthly installments over 48 months from May 1, 2020, subject to the named executive officer’s continued employment through each applicable vesting date.

(5) 25% of the RSUs vest on November 1, 2021, and 1/12th of the RSUs vest in equal quarterly installments thereafter, subject to the named executive officer’s continued employment through each applicable vesting date.

(6) 25% of the shares subject to the option vest on August 11, 2021, and 1/36th of the remaining shares subject to the option vest on each monthly anniversary thereafter, subject to the named executive officer’s continued employment through each applicable vesting date.

(7) On April 4, 2020, the Compensation Committee approved the modification of Mr. Poels’ outstanding stock options to provide for continued vesting based on his continued service as an advisor to the Company following his termination of employment in February 2020. Represents the modification date of such options rather than the date of grant.

(8) Represents the number of vested and exercisable shares subject to the modified option as of the modification date.

(9) Represents the exercise price of the option, which was the fair market value of our common stock on the date of grant. The per share closing price of our common stock on April 3, 2020, the last trading day prior to the date of modification, was $5.86.

(10) Amount represents the incremental fair value attributable to the modification of Mr. Poels’ stock option described above in footnote 8.

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2020 Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020. Ms. Harnett did not have any unexercised option awards or unvested stock awards as of December 31, 2020.

		Option Awards				Stock Awards

Name	Vesting Commencement Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Julia Hartz	2/13/2013	250,000	-	2.41	2/27/2023	-	-

	5/1/2015	75,000	-	6.65	5/24/2025	-	-

	5/19/2016	1,552,468	-	7.40	5/18/2026	-	-

	5/31/2018 (3)	1,858,364	1,019,104	13.72	7/23/2028	-	-

	5/1/2019 (3)	206,162	314,672	16.76	6/6/2029	-	-

	5/1/2020 (3)	121,798	713,391	8.64	5/20/2030	-	-

Lanny Baker	11/1/2019	-	-	-	-	209,046 (5)	3,783,733

	9/3/2019 (4)	190,225	418,49	17.23	9/4/2029	-	-

	5/1/2020	-	-	-	-	68,467 (6)	1,239,253

	5/1/2020 (3)	43,568	255,188	8.56	5/2/2030	-	-

Vivek Sagi	11/1/2020	-	-	-	-	285,339 (5)	5,164,636

	8/11/2020 (4)	-	738,137	11.00	9/28/2030	-	-

Patrick Poels	5/1/2015	20,000	-	6.65	12/31/21	-	-

	2/11/2016	85,410	-	7.69	12/31/21	-	-

	5/1/2017	38,541	-	6.79	12/31/21	-	-

	5/1/2019	25,941	-	16.09	12/31/21	-	-

(1) Pursuant to the Executive Severance and Change in Control Agreements with our named executive officers, in the event of a change in control of the Company, if the employment of the named executive officer is terminated by us for any reason other than for cause, death or disability, or she resigns for good reason, in each case within three months prior to or 12 months following such change in control, then 100% of any then-unvested portion of the named executive officer’s equity awards will become vested.

(2) Amounts are calculated by multiplying the number of shares shown in the table by $18.10, the closing price per share of a share of our Class A common stock on December 31, 2020.

(3) The shares subject to the option vest in equal monthly installments over 48 months following the vesting commencement date, subject to the named executive officer’s continued employment through each applicable vesting date.

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(4) 25% of the shares subject to the option vest on the first anniversary of the vesting commencement date and the remainder vest in equal monthly installments over 36 months thereafter, subject to the named executive officer’s continued employment through each applicable vesting date.

(5) 25% of the RSUs vest on the first anniversary of the vesting commencement date, and 1/12th of the remaining RSUs vest in equal quarterly installments thereafter, subject to the named executive officer’s continued employment through each applicable vesting date.

(6) The RSUs vest in 16 equal quarterly installments from the vesting commencement date, subject to the named executive officer’s continued employment through each applicable vesting date.

Option Exercises and Stock Vested in 2020 Table

The following table summarizes the stock options exercised during the year ended December 31, 2020, and the related value realized upon exercise by our named executive officers, as well as the restricted stock units that vested during the year ended December 31, 2020, and the related value realized upon vesting.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)

Julia Hartz	-	-	-	-

Lanny Baker	-	-	79,464	729,981

Vivek Sagi	-	-	-	-

Samantha Harnett	49,108	130,261	12,875	166,952

Patrick Poels	447,540	3,597,982	11,000	145,171

(1) The value realized on exercise equals the excess of the market price of our common stock at the time of exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.

(2) The value realized on the vesting date equals the closing trading price of our common stock on the vesting date, multiplied by the number of RSUs vested.

Potential Payments Upon Termination or Change of Control

In 2020, we were party to Executive Severance and Change in Control Agreements with each of our named executive officers which provide that upon a termination of employment by us for any reason other than for “cause”, death or disability, in each case, outside of the change in control period (i.e., the period beginning three months prior to and ending 12 months after, a “change in control” of the Company), the named executive officer will be entitled to receive, subject to the execution and delivery of an effective release of claims in our favor, (i) a lump sum cash payment equal to six months of base salary and (ii) a monthly cash payment equal to the contribution that we would have made to provide health insurance to the named executive officer if the named executive officer had remained employed by us for up to six months.

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The Executive Severance and Change in Control Agreements also provide that upon a (i) termination of employment by us other than for cause, death or disability or (ii) resignation for “good reason,” in each case, within the change in control period, the named executive officer will be entitled to receive, in lieu of the payments and benefits above and subject to the execution and delivery of an effective release of claims in our favor, (i) a lump sum cash payment equal to 12 months of base salary, (ii) a monthly cash payment equal to the contribution that we would have made to provide health insurance to the named executive officer if the named executive officer had remained employed by us for up to 12 months and (iii) full accelerated vesting of all outstanding and unvested equity awards held by such named executive officer. For purpose of the Executive Severance and Change in Control Agreements,

“Change in control” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and aggregate outstanding stock (Class A and Class B common stock) immediately prior to such transaction do not own a majority of the outstanding voting power and aggregate outstanding stock (Class A and Class B common stock) or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Class A stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Good reason” means the executive has complied with the “Good Reason Process” following the occurrence of any of the following events without the named executive officer’s consent: (i) a material reduction in the named executive officer’s base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) a material diminution in the named executive officer’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the named executive officer is required to report; or (iv) a change of more than 50 miles in the geographic location in which the executive must perform services for the Company.

“Good Reason Process” means (i) the named executive officer reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the named executive officer notifies the Company in writing of the first occurrence of the Good Reason condition within 45 days of the first occurrence of such condition; (iii) the named executive officer cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the named executive officer terminates his or her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

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“Cause” means: (i) the named executive officer’s material act of misconduct in connection with the performance of the named executive officer’s duties to the Company; (ii) the named executive officer’s commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the named executive officer were retained in the named executive officer’s position; (iii) the named executive officer’s continued non-performance of the named executive officer’s duties to the Company 30 days following written notice thereof from the Company; (iv) the named executive officer’s breach of any material provisions of any written agreement between the named executive officer and the Company, including without limitation, the Proprietary Information and Invention Assignment Agreement; (v) the named executive officer’s material violation of the Company’s written employment policies; or (vi) the named executive officer’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate.

If the payments or benefits payable to the named executive officer in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to her or him. We do not gross-up any excise taxes imposed under Section 4999 of the Code.

The table below quantifies certain payments and benefits that would have become payable to each of our named executive officers, other than Mr. Poels and Ms. Harnett, if his or her employment had terminated on December 31, 2020. In addition to the severance payments and benefits provided under the Executive Change in Control Severance Agreements, as described above, under our 2018 Stock Option and Incentive Plan, in the event of a change in control of the Company where outstanding awards are not assumed or substituted, all awards will vest in full. For Mr. Poels, the table below shows actual payments and benefits provided in connection with his separation pursuant to his consulting agreement as described above under “Compensation Discussion and Analysis—Change in Control and Severance Benefits—Poels Consulting Agreement”. Ms. Harnett did not receive any payments or benefits in connection with her separation.

Named Executive Officer	Scenario (1)	Cash Severance($)	Continued Healthcare Payments($)	Value of Unvested RSUs($) (2)	Value of Unvested Options($) (3)	Other	Total($) (4)

Julia Hartz	Termination without Cause Outside of a Change in Control Period	1(5)	14,896(6)	-	-	-	14,897

	Termination without Cause or for Good Reason During a Change in Control Period	2(7)	29,792(8)	-	11,634,015(9)	-	11,663,809

	Change in Control	-	-	-	11,634,015(10)	-	11,634,015

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Named Executive Officer	Scenario (1)	Cash Severance($)	Continued Healthcare Payments($)	Value of Unvested RSUs($) (2)	Value of Unvested Options($) (3)	Other	Total($) (4)

Lanny Baker	Termination without Cause Outside of a Change in Control Period	187,500(5)	7,304(6)	-	-	-	194,804

	Termination without Cause or for Good Reason During a Change in Control Period	375,000(7)	14,608(8)	5,022,985(9)	2,798,587(9)	-	8,211,180

	Change in Control	-	-	5,022,985(10)	2,798,587(10)	-	7,821,574

Vivek Sagi	Termination without Cause Outside of a Change in Control Period	187,500(5)	14,896(6)	-	-	-	202,396

	Termination without Cause or for Good Reason During a Change in Control Period	375,000(7)	29,792(8)	5,164,636(9)	5,240,773(9)	-	10,810,201

	Change in Control	-	-	5,164,636(10)	5,240,773(10)	-	10,810,201

Patrick Poels	Separation in February 2020	167,500	14,110(6)	-	111,030(11)	51,538(12)	344,178

(1) “Change in Control Period” refers to the period commencing three months prior to and ending 12 months following a change in control of the Company. “Change in Control” refers to a change in control of the Company in which outstanding equity awards are not assumed or substituted for by the acquirer.

(2) The value of RSU acceleration was calculated by multiplying the number of accelerated RSUs by $18.10, the closing stock price per share of our Class A common stock on December 31, 2020.

(3) The value of option acceleration was calculated by multiplying (i) the number of accelerated shares of common stock underlying the unvested, in-the-money options by (ii) $18.10, the closing stock price per share of our common stock on December 31, 2020 less the exercise price.

(4) Amounts reported represent the maximum potential payment the named executive officer would have received as of December

31, 2020. Amounts of any reduction pursuant to the parachute payment “best pay” provision, if any, would be calculated upon actual termination of employment.

(5) Represents six months of the named executive officer’s base salary.

(6) Represents six months of cash payments equal to the monthly employer contribution for health insurance.

(7) Represents 12 months of the named executive officer’s base salary.

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(8) Represents 12 months of cash payments equal to the monthly employer contribution for health insurance.

(9) Represents full acceleration of unvested equity awards.

(10) Represents full acceleration of unvested equity awards granted under our 2018 Stock Option and Incentive Plan, assuming such awards are not assumed or substituted for by the acquirer in connection with the change in control of the Company.

(11) Represents the number of shares subject to outstanding options that continued to vest following Mr. Poels’ termination of employment based on his continued consulting services. The value of such option vesting was calculated by multiplying (i) the number of shares of common stock underlying any in-the-money options that vested during Mr. Poels’ consulting period by (ii) $22.04, the closing stock price per share of our common stock on the date of Mr. Poels’ termination of employment, less the exercise price.

(12) Represents the aggregate amount of consulting fees earned by Mr. Poels pursuant to his consulting agreement.

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Pay Ratio Disclosure

Under SEC rules, we are required to calculate and disclose the median of the annual total compensation of all of our employees other than our CEO, Ms. Hartz, the total annual compensation of our CEO and the ratio of the median of the annual total compensation of all our employees as compared to the annual total compensation of our CEO (“CEO Pay Ratio”).

For 2020, the median of the annual total compensation of all our employees (other than Ms. Hartz) was $103,883 and the annual total compensation of Ms. Hartz, as reported in the Summary Compensation Table included in this Proxy Statement, was $3,831,251. Based on this information, the ratio of Ms. Hartz’s annual total compensation to the median of the annual total compensation of all employees was 37:1.

The CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify our median employee, we used the following methodology:

•

To determine our total population of employees, we included all full-time and part-time employees as of December 31, 2020. We did not include any contractors or other non-employee workers in our employee population.

•	We identified our median employee by using the aggregate amount of each employee’s 2020 base compensation, employee bonuses paid in 2020, and the value of equity awards granted in 2020.

•	We calculated the value of 2020 equity awards as follows:

››	The value of stock option awards was calculated based on their grant date fair value in accordance with generally accepted accounting principles (i.e., FASB ASC Topic 718); and

››

The value of RSU awards was calculated based on the average stock price over the 30-day period ending on the vesting commencement date (rounded to the nearest ten thousandths), which is consistent with our grant practices

•	We annualized the base compensation of all permanent (full-time and part-time) employees who were employed by us for less than the entire calendar year.

•	Compensation paid in foreign currencies was converted to U.S. dollars based on the exchange rates in effect on December 31, 2020.

Once the median employee was identified, we then calculated the annual total compensation of this employee for 2020 using the same methodology we used for calculating the annual total compensation of our named executive officers in accordance with the requirements of the Summary Compensation Table. We determined Ms. Hartz’s annual total compensation for 2020 as reported in our 2020 Summary Compensation Table. As described in our Compensation Discussion and Analysis under “2020 Executive Compensation Highlights”, effective March 16, 2020, Ms. Hartz voluntarily reduced her base salary to $2 per year.

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Equity Compensation Plan Information

The following table provides information as of December 31, 2020 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (1)(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(3)(4)(c)

Equity compensation plans approved by security holders	17,441,178	9.82	9,677,727

Equity compensation plans not approved by security holders	-	-	-

Total	17,441,170	9.82	9,677,727

(1) Amounts include 13,675,252 outstanding stock options and 3,765,926 outstanding restricted stock unit awards under our 2010 Stock Plan and 2018 Stock Option and Incentive Plan and exclude outstanding rights to purchase shares under our 2018 Employee Stock Purchase Plan.

(2) The weighted-average exercise price excludes RSU awards, which have no exercise price.

Amounts reflect the shares available for future issuance under our 2018 Stock Option and Incentive Plan and 2018 Employee Stock

Purchase Plan.

The 2018 Stock Option and Incentive Plan provides that on the first day of each fiscal year during the term of the plan commencing on January 1, 2019, the number of shares available for issuance is automatically increased by (i) five percent of the total number of shares of our Class A and Class B common stock issued and outstanding as of the last day of the prior fiscal year or (ii) such lesser number of shares as approved by our Board or Compensation Committee.

(3) Similarly, the 2018 Employee Stock Purchase Plan provides that on the first day of each fiscal year during the term of the plan commencing on January 1, 2019, the number of shares available for issuance is automatically increased by the lesser of (i) 1,534,500 shares of our Class A common stock, (ii) one percent of the total number of our Class A and Class B common stock issued and outstanding as of the last day of the prior fiscal year, or (iii) such lesser amount as determined by the Compensation Committee.

(4) Includes 2,732,521 shares available for issuance under the 2019 Employee Stock Purchase Plan (of which up to 66,423 shares may be issued with respect to the purchase period in effect as of December 31, 2020, which purchase period ends on May 31, 2021).

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Proposal No. 3 | Advisory Vote to Approve Named Executive

Officer Compensation

In accordance with SEC rules, we are providing our stockholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers, as described in this Proxy Statement.

This proposal, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, objectives and program, as described in this Proxy Statement. Accordingly, we ask our stockholders to approve the compensation of our named executive officers, as disclosed in the section titled “Executive Compensation” of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Eventbrite, Inc. approve, on a non-binding advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2021 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

The approval, on a non-binding advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon.

As an advisory vote, the result will not be binding on the Board or the Compensation Committee. The say-on-pay vote will, however, provide us with important feedback from our stockholders about our executive compensation philosophy, objectives and program. The Board and the Compensation Committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program.

It is expected that the next say-on-pay vote will occur at the 2022 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCUSSED IN THIS PROXY STATEMENT.

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Certain Relationships and Related Party Transactions

Policies and Procedures for Related Person Transactions

Our Audit Committee has the primary responsibility for reviewing and approving or disapproving “related person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our Class A and Class B common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our Audit Committee charter provides that our Audit Committee shall review and approve or disapprove any related party transactions.

Certain of the transactions described below were entered into prior to the adoption of this policy. Accordingly, such transactions were approved by disinterested members of our Board after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unaffiliated third party.

Related Person Transactions

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the section titled “Executive Compensation”, the following is a description of each transaction since the beginning of our last fiscal year and each currently proposed transaction which is a “related person transaction,” as defined under the rules and regulations of the Exchange Act.

Relationship and Transactions with Confluent, Inc.

Mr. Tomlinson, a member of our Board and Chair of our Audit Committee, became the chief financial officer of Confluent, Inc. in June 2020. Before Mr. Tomlinson joined Confluent, we entered into a contract with Confluent in April 2020 pursuant to which they provide us with certain cloud services. This contract was ratified by the disinterested members of our Audit Committee in March 2021. Since the beginning of our last fiscal year, we made aggregate payments to Confluent of approximately $215,000.

Investors’ Rights Agreement

We are party to an amended and restated investors’ rights agreement, dated as of August 30, 2017, which provides, among other things, that certain holders of our capital stock, including entities affiliated with Sequoia Capital, which beneficially owns more than 5% of our outstanding capital stock, an entity affiliated with Ms. Hartz and Mr. Hartz and an entity affiliated with Ms. August-deWilde, have the right to demand that we file a registration statement or request that their shares of our capital stock be included on a registration statement that we are otherwise filing.

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Other Transactions

We have granted equity awards to our executive officers and certain of our directors. See the section titled “Executive Compensation” and “Director Compensation” for a description of these equity awards.

•

We have entered into change in control arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control payments and benefits. See the section titled “Executive Compensation—Compensation Discussion and Analysis—Change in Control and Severance Benefits—Executive Severance and Change in Control Agreements” for more information regarding these agreements.

•	We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our Company or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions. Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our

Eventbrite 2021 Proxy Statement	Page 71

directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/ or indemnified against certain liabilities incurred in their capacity as members of our Board.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Eventbrite 2021 Proxy Statement	Page 72

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth certain information available to us with respect to the beneficial ownership of our capital stock as of March 25, 2021, for:

•	each of our named executive officers;
•	each of our directors;
•	all of our current directors and executive officers as a group; and
•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A or Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of percentage ownership of our common stock on 72,449,579 shares of our Class A common stock and 21,029,721 shares of our Class B common stock outstanding on March 25, 2021. We have deemed shares of our capital stock subject to stock options that are currently exercisable or exercisable within 60 days of March 25, 2021 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options outstanding for the purpose of computing the percentage ownership of any other person.

Named Executive Officers, Directors and Director Nominees	Shares Beneficially Owned
	Class A		Class B		Total Voting %†	Total Ownership %
	Shares	%	Shares	%	Total Voting %†	Total Ownership %

Katherine August-deWilde (1)	285,303	*	-	*	*	*

Lanny Baker (2)	427,746	*	-	*	*	*

Roelof Botha (3)	109,747	*	-	*	*	*

Samantha Harnett (4)	17,230	*	-	-	*	*

Julia Hartz (5)	547,641	*	11,735,046	47.99	37.13	12.61

Kevin Hartz (5)	547,641	*	11,735,046	47.99	37.13	12.61

Jane Lauder (6)	57,312	*	-	-	*	*

Sean Moriarty (7)	63,281	*	126,591	-	*	*

Eventbrite 2021 Proxy Statement	Page 73

Named Executive Officers, Directors and Director Nominees	Shares Beneficially Owned
	Class A		Class B		Total Voting %†	Total Ownership %
	Shares	%	Shares	%	Total Voting %†	Total Ownership %

Patrick Poels (8)	31,655	*	84,633	-	*	*

Helen Riley (9)	61,866	*	-	-	*	*

Vivek Sagi (10)	9,949	*	-	-	*	*

SteffanTomlinson(11)	63,400	*	190,392	*	*	*

Naomi Wheeless(12)	16,584	*	-	-	*	*

All current executive officers, directors and director nominees, as a group (11 persons) (13)	1,691,714	2.30	12,136,662	49.01	38.30	14.05

5% Stockholders

Entities affiliated with Sequoia Capital (14)	32,746	0.05	9,416,691	44.78	33.32	10.11

The Vanguard Group (15)	6,272,359	8.66	-	-	2.22	6.71

Entities affiliated with Scottish Mortgage Investments C/O Baillie Gifford (16)	3,509,402	4.84	1,630,434	7.75	7.01	5.50

Entities and persons affiliated with BlackRock, Inc. (17)	4,642,106	6.41	-	-	1.64	4.97

Cadian Capital Management, Inc. (18)	4,630,372	6.39	-	-	1.64	4.95

Massachusetts Financial Services Company (19)	3,706,138	5.12	-	-	1.31	3.96

* Represents less than one percent (1%).

† Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share.

Eventbrite 2021 Proxy Statement	Page 74

(1) Consists of (i) 248,637 shares of Class A common stock held by deWilde Family Trust u/ald 6/21/90, of which Ms. August-deWilde is a trustee, (ii) 10,819 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of March 25, 2021 and (iii) 25,847 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 25, 2021.

(2) Consists of (i) 67,162 shares of Class A common stock, (ii) 29,861 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of March 25, 2021 and (ii) 330,723 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 25, 2021.

(3) Consists of (i) 16,723 shares of Class A common stock held of record by Mr. Botha, (ii) 45,534 shares of Class A common stock held by Mr. Botha’s estate planning vehicles, (iii) 10,819 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of March 25, 2021 held by Mr. Botha’s estate planning vehicles and (iv) 36,671 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 25, 2021.

(4) Consists of 17,230 shares of Class A common stock held by Ms. Harnett. Ms. Harnett ceased service with the Company on June 19, 2020.

(5) Consists of (i) 4,273,601 shares of Class B common stock held by The Hartz Family Revocable Trust Dtd 12/4/08, (ii) 2,627,266 shares of Class B common stock held by The Hartz 2008 Irrevocable Trust, dated September 15, 2008; and, as to each of which Ms. Hartz and Mr. Hartz are co-trustees, and share voting and dispositive power, (iii) 1,000,000 shares of Class B common stock held of record by Ms. Hartz, (iv) 411,026 shares of Class B common stock held of record by Mr. Hartz, (v) 2,173,153 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 25, 2021 held by Ms. Hartz, (vi) 1,250,000 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 25, 2021 held by Mr. Hartz, (vii) 1,842 shares of Class A common stock held by The Hartz Family Revocable Trust Dtd 12/4/08, (viii) 7,464 shares of Class A common stock held of record by Mr. Hartz, (ix) 490,845 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 25, 2021 held by Ms. Hartz, (x) 36,671 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 25, 2021 held by Mr. Hartz and (xi) 10,819 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of March 25, 2021 held by Mr. Hartz.

(6) Consists of (i) 12,550 shares of Class A common stock, (ii) 10,819 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of March 25, 2021 and (iii) 33,943 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 25, 2021.

(7) Consists of (i) 15,791 shares of Class A common stock, (ii) 10,819 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of March 25, 2021, (iii) 36,671 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 25, 2021, (iv) 76,591 shares of Class B common stock and (v) 50,000 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 25, 2021.

(8) Consists of (i) 5,714 shares of Class A common stock, (ii) 25,941 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 25, 2021 and (iii) 84,633 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 25, 2021. Mr. Poels ceased employment with the Company on February 14, 2020, and remained an advisor to the Company until June 30, 2020.

(9) Consists of (i) 14,376 shares of Class A common stock, (ii) 10,819 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of March 25, 2021 and (iii) 36,671 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 25, 2021.

(10) Consists of (i) 7,549 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of March 25, 2021 and (ii) 2,400 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 25, 2021.

(11) Consists of (i)15,910 shares of Class A common stock, (ii) 10,819 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of March 25, 2021, (iii) 36,671 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 25, 2021, (iv) 13,004 shares of Class B common stock and (v) 177,388 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 25, 2021.

(12) Consists of (i) 6,181 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of March 25, 2021 and (ii) 10,403 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 25, 2021.

(13) Consists of (i) 468,893 shares of Class A common stock beneficially owned by our current directors and executive officers, (ii) 119,324 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of March 25, 2021, (iii) 1,103,457 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 25, 2021, (iv) 8,401,488 shares of Class B common stock beneficially owned by our current directors and executive officers and (v) 3,735,174 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 25, 2021.

Eventbrite 2021 Proxy Statement	Page 75

(14) Consists of (i) 7,506,495 shares of Class B common stock held by Sequoia Capital U.S. Venture 2010 Fund, L.P. (SC USV 2010), (ii) 824,975 shares of Class B common stock held by Sequoia Capital U.S. Venture 2010 Partners Fund (Q), L.P. (SC USV 2010 PFQ), (iii) 166,561 shares of Class B common stock held by Sequoia Capital U.S. Venture 2010 Partners Fund, L.P (SC USV 2010 PF), (iv) 862,530 shares of Class B common stock held by Sequoia Capital U.S. Growth Fund VII, L.P. (SC USGF VII), (v) 56,130 shares of Class B common stock held by Sequoia Capital U.S. Growth VII Principals Fund, L.P (SC USGF VII PF), and (vi) 32,746 shares of Class A common stock held by Sequoia Capital U.S. Venture 2010 - Seed Fund, L.P. (SC USV 2010 – SEED). SC US (TTGP), Ltd. is the general partner of SC U.S. Venture 2010 Management, L.P., which is the general partner of each of SC USV 2010, SC USV 2010 PFQ, SC USV 2010 PF and SC USV 2010-SEED (collectively, the SC USV 2010 Funds). As a result, SC US (TTGP), Ltd. and SC U.S. Venture 2010 Management, L.P. may be deemed to share voting and dispositive power with respect to the shares held by the SC USV 2010 Funds. SC US (TTGP), Ltd. is the general partner of SC U.S. Growth VII Management, L.P., which is the general partner of each of SC USGF VII and SC USGF VII PF (collectively, the SC USGF VII Funds). As a result, SC US (TTGP), Ltd. and SC U.S. Growth VII Management, L.P. may be deemed to share voting and dispositive power with respect to the shares held by the SC USGF VII Funds. The directors and stockholders of SC US (TTGP), Ltd. that exercise voting and investment discretion with respect to the SC USV 2010 Funds’ and SC USGF VII Funds’ investments include Roelof F. Botha, one of our directors. Each of the directors and stockholders of SC US (TTGP), Ltd. who exercises voting and investment discretion with respect to the SC USV 2010 Funds’ and the SC USGF VII Funds’ investments, including Mr. Botha, disclaims beneficial ownership of the shares held by the SC USV 2010 Funds and the SC USGF VII Funds. The principal business address of each of these entities is 2800 Sand Hºill Road, Suite 101, Menlo Park, California 94025.

(15) Represents 6,272,359 shares of Class A common stock beneficially owned by the The Vanguard Group and its subsidiaries, based solely on a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group reported that it has shared voting power over 146,573 shares of Class A common stock, sole dispositive power over 6,078,504 shares of Class A common stock and shared dispositive power over 193,855 shares of Class A common stock. The principal business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(16) Represents 3,509,402 shares of Class A common stock beneficially owned by Baillie Gifford & Co. and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients, based solely on a Schedule 13G/A filed with the SEC on January 28, 2021, Baillie Gifford & Co. reported that it has sole voting power over 3,420,815 shares of Class A common stock and sole dispositive power over 3,509,402 shares of Class A common stock and 1,630,434 shares of Class B common stock held by Scottish Mortgage Investment Trust plc (“SMIT”). Baillie Gifford & Co. is investment manager for SMIT. SMIT is a publicly traded company. The principal business address for Baillie Gifford & Co. and SMIT is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.

(17) Represents 4,642,106 shares of Class A common stock beneficially owned by BlackRock, Inc. and its subsidiaries, based solely on Schedule 13G filed with the SEC on February 2, 2021. BlackRock, Inc. reported that it has sole voting power over 4,536,681 shares of Class A common stock and sole dispositive power over 4,642,106 shares of Class A common stock. The principal business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055, New York, NY 10058.

(18) Represents 4,630,372 shares of Class A common stock beneficially owned by Cadian Capital Management, LP, based solely on Schedule 13G filed with the SEC on February 12, 2021. Cadian Capital Management LP reported that it has shared voting power and shared dispositive power over 4,630,372 shares of Class A common stock. Cadian Master Fund L.P., an advisory client of Cadian Capital Management, LP, directly holds the shares of Class A common stock. Cadian Capital Management GP, LLC is the general partner of Cadian Capital Management, LP. The principal business address for Cadian Capital Management GP, LLC is 55 Madison Avenue, 36th Floor, New York, NY 10022.

(19) Represents 3,706,138 shares of Class A common stock beneficially owned by Massachusetts Financial Services Company and/or certain other non-reporting entities, based solely on Schedule 13G filed with the SEC on February 11, 2021. Massachusetts Financial Services Company reported that it has sole voting power over 3,612,756 shares of Class A common stock and sole dispositive power over 3,706,138 shares of Class A common stock. The principal business address for Massachusetts Financial Services Company is 11 Huntington Avenue, Boston, MA 02199.

Eventbrite 2021 Proxy Statement	Page 76

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. To our knowledge, based solely on a review of the copies of Forms 3, 4 and 5, and amendments thereto filed with the SEC, and written representations that no such forms were required, we believe that for fiscal 2020, all required reports were filed on a timely basis under Section 16(a). In fiscal 2019, a Form 4 for Katherine August de-Wilde, which inadvertently did not disclose the conversion of shares of Class B common stock to shares of Class A common stock upon transfer to an estate planning vehicle, was subsequently amended. The reported transaction referenced above was an exempt transaction under Rule 16b-6(b) of the Exchange Act.

Eventbrite 2021 Proxy Statement	Page 77

Non-GAAP Financial Measures

In this Proxy Statement, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net loss adjusted to exclude: depreciation and amortization, stock-based compensation expense, interest expense, loss on debt extinguishment, direct and indirect acquisitions related costs, employer taxes related to employee equity transactions, other income (expense), net, which consisted of interest income, foreign exchange rate gains and losses and changes in fair value of term loan embedded derivatives, and income tax provision (benefit).

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes and in evaluating acquisition opportunities.

The following table reflects the reconciliation of net loss to Adjusted EBITDA for each of the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,

Adjusted EBITDA reconciliation	2020	2019	2020	2019

Net loss	$(20,231)	$(13,869)	$(224,718)	$(68,760)

Depreciation and amortization	5,334	6,243	22,610	24,324

Stock-based compensation	9,675	10,825	40,215	37,594

Interest expense	10,665	8	24,586	2,986

Loss on debt extinguishment	-	-	-	1,742

Direct and indirect acquisition related costs	190	-	190	837

Employer taxes related to employee equity transactions	278	662	1,190	1,555

Other (income) expense, net	(3,330)	(6,872)	1,932	(5,727)

Income tax provision (benefit)	(387)	754	(80)	(192)

Adjusted EBITDA	$2,194	$(2,249)	$(134,075)	$(5,641)

Eventbrite 2021 Proxy Statement	Page 78

COVID-19 Related Impact to Full Year 2020 Results

($ in millions) (Unaudited)

	Actuals	COVID-19 related Impact	Commentary

Net Revenue	$106.0	($25.0)	Ticket fee refund reserves ($24.1) million, Bad debt ($0.9) million
- Cost of revenue	62.3	(2.1)	Refunded processing fees ($2.1) million

= Gross profit	43.7	(22.9)	Total impact of Gross profit: $22.9 million

- Product development	54.6	1.8	$1.8 million in severance and post-separation benefits

- Sales, marketing and support	84.3	32.8	Advance payout reserve net of reversals $29.4 million, $3.4 million in severance and post-separation benefits

- General and administrative	103.1	27.2	Increase to upfront impairment charges and reserve $22.3 million, $0.8 million in severance and post-separation benefits, COVID related creator write offs $4.1 million

= Operating expenses	242.0	61.8	Total impact on Operating expense: $61.8 million

Loss from operations	(198.3)	(84.7)	Total impact on Loss from operations: ($84.7) million

+ Stock-based compensation	40.2	-

+ Depreciation and amortization	22.6	-

+ Other adjustments	1.4	-

= Adjusted EBITDA	($134.1)	($84.7)	Total impact on Adjusted EBITDA: ($84.7) million

Eventbrite 2021 Proxy Statement	Page 79

Additional Information

Information Requests

Our 2020 Annual Report is available free of charge on our website at https://investor.eventbrite.com and is available from the SEC at its website at www.sec.gov. You may also request a free copy of our 2020 Annual Report by sending a written request to Investor Relations, Eventbrite, Inc., 22 Cleveland Street, San Francisco, California 94103.

Other Business

We do not know of any other business that may be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named on the proxy card will have discretion to vote on the matters in accordance with their best judgment.

Eventbrite 2021 Proxy Statement	Page 80

EVENTBRITE, INC. 22 CLEVELAND STREET SAN FRANCISCO, CA 94103

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/EB2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D49265-P49298                     KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVENTBRITE, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	To elect three Class III directors to serve until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified:	☐	☐	☐

Nominees:

01) Kevin Hartz
02) Sean Moriarty
03) Naomi Wheeless

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.					☐	☐	☐

3.	A proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers.					☐	☐	☐

NOTE: The proxies may vote in their discretion upon any other matters as may properly come before the meeting or any adjournments, continuations or postponements thereof.

    Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

D49266-P49298

EVENTBRITE, INC.

Annual Meeting of Stockholders

June 9, 2021, 8:00 a.m. Pacific Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Julia Hartz, Charles Baker and Julia Taylor, or any of them, as proxies and attorneys-in-fact, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of Eventbrite, Inc. (the “Company”) that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. Pacific Time, on June 9, 2021, at www.virtualshareholdermeeting.com/EB2021, and any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted (i) FOR the election of each of the nominees for director, (ii) FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, (iii) FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, and (iv) in the discretion of the proxies, upon any other matters as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Continued and to be signed on reverse side